As filed with the Securities and Exchange Commission on September 18, 2026

FORM 1-A/AMENDMENT 2

Regulation A Offering Circular

Under the Securities Act of 1933

ACCREW, INC.

320 W Ohio St, Suite 3W,

Chicago, IL 60654

(844) 988-1775

www.accrew.com

Accrew, Inc., a Delaware corporation ("Accrew," "We," or the "Company"), is offering Class B Shares to investors in a non-underwritten, Tier 2 offering under Regulation A.

Accrew is offering up to 40,000,000 Class B Shares to users of the Accrew app, which includes the Company’s mobile app and any future website app (the "App"), Class B Share having a proportional claim to Accrew’s Profit-Sharing Pool (as defined below) and limited voting rights as described herein. For more information on the Class B Shares, see "Securities Being Offered."

	Price to Public	Underwriting discount and commissions	Proceeds to the Issuer1	Proceeds to Other Persons
Per Share	Variable2	$0.00	$Not Applicable	$0.00
Total Minimum	$0.00	$0.00	Not Applicable	$0.00
Total Maximum	$75,000,0003	$0.00	Not Applicable	$0.00
  The Company is not selling Class B Shares. Rather, the Company will issue Class B Shares to Members as set forth in the section entitled "The Offering and Plan of Distribution; Selling Security Holders." The Company will assign a value to each issuance in accordance with the Rule 251 aggregate offering limitation. Because no cash purchase price is collected from Members for Program issuances, those issuances do not generate cash proceeds for the Company.
  The price per Class B Share will fluctuate based on the amount of money in the Profit-Sharing Pool. Upon qualification of this offering, the Company will initially fund the Profit-Sharing Pool with $3,000. Thereafter, the price is subject to change based on the amount of money in the Profit-Sharing Pool. Members (as defined below) will be distributed Class B Shares as set forth in the Accrew Member Rewards and Share Issuance Program, set forth in "The Offering and Plan of Distribution; Selling Security Holders" below.
  This number applies to a 12-month period beginning on the date of qualification. This is the maximum value of the Class B Shares that the Company may distribute to Members in the 12-month period. In order to calculate the value of the Class B Shares on the date of issuance, the Company will calculate the amount in the Profit-Sharing Pool at the time the Class B Shares are allocated and divide that by the Total Current Outstanding Shares (as defined below) at the time the Class B Shares are allocated.

We are offering the Class B Shares on a best-efforts basis. There is no minimum number of Class B Shares that must be sold or distributed in order to conduct a closing in this offering.

The offering will be made directly by the Company through the App, without an underwriter or broker-dealer. No commissions will be paid on sales of Class B Shares (though the Company will employ a registered transfer agent via their online platform for administrative support and tracking the cap table). We have engaged Kore US, Inc. ("Kore") as our transfer agent to assist in the offering through its transfer-agent/API services and is not acting as an underwriter, placement agent, or broker-dealer. Accrew has made no arrangements to place any subscription funds in an escrow, trust, or similar account.

Class B shares will be offered on a continuous basis under Rule 251(d)(3) of the Securities Act. For more information, see "The Offering and Plan of Distribution; Selling Security Holders."

Given that Company is not selling Class B Shares, but rather distributing them to its Members, there will not be any "funds" raised. Therefore, there will not be any funds immediately available to the Company. Instead, the Company expects to generate operating revenue from Member use of the Platform and to fund the Profit-Sharing Pool as set forth in this Offering Circular.

We anticipate the offering of Class B Shares to begin within 2 calendar days after the qualification of the Offering Statement in which this Offering Circular is included has been qualified by the U.S. Securities and Exchange Commission ("SEC"). The sum of the maximum "aggregate offering price" and "aggregate gross sales", as those terms are defined in Rule 251(a) of the Securities Act, may not exceed $75,000,000 in any twelve-month period, with such period starting on the date the SEC qualifies this and renewing on the anniversary thereof (each such period shall be referred to as a "12-Month Period"). To calculate the value of the Class B Shares to determine the aggregate offering price and aggregate gross sales, the Company will calculate the amount in the Profit-Sharing Pool at the time the Class B Shares are allocated and divide that by the Total Current Outstanding Shares (as defined below) at the time the Class B Shares are allocated.

The offering will terminate on the earlier of (i) the date when the sum of the maximum "aggregate offering price" and "aggregate gross sales" equals $75,000,000 in either 12-Month Period, (ii) two years from the initial qualification date (subject to extension or renewal as permitted under Regulation A, 17 CFR §230.251 et seq.), or (iii) an earlier date determined by the Company in its discretion.

The Class B shares are speculative and involve risks. See "Risk Factors" on page 19 to read about the more significant risks you should consider before using the App and becoming a Member (as defined below).

The Company has authorized two classes of common stock, Class A and Class B. Class A common stock ("Class A Shares") is currently held by the Founders (as defined below), employees, and early investors and carries standard voting rights (one vote per share, with the Founders currently controlling the majority of votes). Class B Shares (the subject of this offering) are designated for distribution to Accrew’s Members (as defined below) and potentially new investors. Class B Shares have economic rights equivalent to Class A (including rights to share in assets and the Profit-Sharing Pool (as defined below)), but limited voting rights (primarily advisory votes on member proposals and certain matters, as described below). In general, holders of Class B Shares will not have the right to vote on the election of directors or other corporate governance matters - those rights are effectively held by the holders of Class A Shares.

No dividends are expected to be paid on any class of stock; instead, the primary mechanism for sharing profits with stockholders is through the Profit-Sharing Pool and the discretionary share redemption program (see "The Offering and Plan of Distribution; Selling Security Holders"), that is subject to Delaware law and the limitations described in this Offering Circular. As of the date of this Offering Circular, there are 7,830,000 Class A Shares issued and outstanding, and no Class B Shares yet outstanding (though the Company anticipates issuing Class B Shares to App users in the near future as its platform launches). The Company has also issued Simple Agreements for Future Equity ("SAFEs") to early investors and to Company's Chairman and Chief Executive Officer from 2022 to 2025. If the Company negotiates voluntary agreements under which SAFE holders surrender and cancel their SAFEs in exchange for Class B Shares, the Class B Members may be diluted. See "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" for more information. The Company’s Certificate of Incorporation authorizes a total of 80,000,000 shares of common stock divided between Class A and Class B. (See "Securities Being Offered" and ""The Offering and Plan of Distribution; Selling Security Holders" for further information on our capital structure.)

The Class B Shares offered in this Tier 2 Regulation A offering are intended to be federally covered securities when offered and sold to qualified purchasers, which generally preempts state securities registration and qualification requirements. State notice filings, filing fees, consent-to-service requirements, issuer-dealer requirements, and/or registration of issuer agents or other persons participating in the distribution may nevertheless apply. The Company will maintain a state-by-state compliance matrix and will not issue Class B Shares to a Member in any jurisdiction until all applicable notice, fee, issuer-dealer, agent-registration, or exemption requirements for that jurisdiction have been satisfied. The Company may restrict or delay issuances in particular states while those requirements are addressed. Currently, we anticipate accepting Members (as defined below) from all U.S. states and territories, subject to eligibility. If you are a U.S. person residing abroad or a non-U.S. person, please contact us as sales to non-U.S. persons may be limited due to legal considerations.

The U.S. Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of this offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are following the "Offering Circular" disclosure format under Regulation A.

The date of this 2nd Amended Offering Circular is September 18, 2026.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively as the "offering circular." You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell and distribute these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material developments, we will provide an offering circular supplement that may add, update, or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

The Company will be permitted to make a determination that the recipients of Class B Shares in this offering are "qualified purchasers" in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

TABLE OF CONTENTS

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR	5
OFFERING SUMMARY	7
RISK FACTORS	21
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	30
DILUTION	32
THE OFFERING AND PLAN OF DISTRIBUTION; SELLING SECURITY HOLDERS	33
SUBSCRIPTION PROCEDURES	42
USE OF PROCEEDS	44
DESCRIPTION OF BUSINESS	45
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	53
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES	66
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	70
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	74
SECURITIES BEING OFFERED	78
FINANCIAL STATEMENTS	86
UNAUDITED INTERIM FINANCIAL INFORMATION (FROM JANUARY 1, 2026 TO JUNE 30, 2026)	104
EXHIBIT INDEX	108
SIGNATURES	109

OFFERING SUMMARY

This offering summary highlights material information regarding the Class B Shares, the offering, and the business. To understand this offering fully, you should read this entire offering circular carefully, including the "Risk Factors" section, before participating in this offering.

Unless the context requires otherwise, in this offering the terms "we," "us," and "our" refer to Accrew, Inc., the issuer of the Class B Shares.

Please note that Accrew, Inc. is not a bank, but rather provides white-labeled banking services in its App. For more information on Accrew’s services, please see "Description of Business."

Accrew, Inc. Introduction	Accrew, Inc. was incorporated in Delaware on September 24, 2021. Accrew is a financial technology ("Fintech") company building a user-owned banking platform. Our mission is to create a banking community where our customers are owners, and banking profits flow back to those users rather than institutional shareholders.

Accrew is not a bank. Banking services are provided through Mbanq and one or more FDIC-insured Mbanq Partner Banks. Eligible Members may receive Class B Shares under the Program. Profits designated for the Program will be held in a separate Accrew, Inc. deposit account at an Mbanq Partner Bank (the Profit-Sharing Pool). Any redemption is discretionary, subject to applicable law and Program limitations, and is not guaranteed.

See "Description of Business" and "The Offering and Plan of Distribution; Selling Security Holders" for more details.

Securities Offered	The Company is offering Class B Shares of Accrew, Inc. on a continuous basis and to be distributed per the Accrew Member Rewards and Share Issuance Program

The Company has authorized two classes of common stock, Class A and Class B. Class A Shares are held by the Founders and Insiders and carry standard voting rights (one vote per share, with the Founders currently controlling the majority of votes).

Class B Shares (the subject of this offering) are designated for distribution to Accrew’s Members (as defined below); Class B Shares have economic rights equivalent to Class A (including rights to share in assets and profit distributions) but limited voting rights (primarily advisory votes on member proposals and certain matters, as described in the Accrew Member Rewards and Share Issuance Program).

In general, Class B stockholders will not have the right to vote on the election of directors or other corporate governance matters - those rights are effectively held by the holders of Class A Shares.

Class B Shares will be issued in book-entry (electronic) form; no physical stock certificates will be issued. The Company’s transfer agent and digital platform will maintain share records and facilitate any future redemptions.

Accrew Member Rewards

and Share Issuance Program; Redemptions	Accrew plans to distribute Class B Shares to eligible Active Members under the Program. An Active Member must have Spend exceeding $400 U.S. Dollars in the applicable calendar month in order to be eligible. Class B Share issuances are not guaranteed. Shareholders may request a redemption, but no redemption is guaranteed. All redemptions are subject to Board or delegated approval, Delaware law requirements, other Program limitations, and any applicable Owner Rewards Adjustment. Returns, refunds, successful disputes, fraud determinations, and other final transaction changes may cause a recalculation of prior Owner Rewards as described in the Program.

THERE IS NOT GUARANTEE THAT CLASS B SHARES WILL BE DISTRIBUTED TO MEMBERS. For more information on the Program and the redemption process, please see "The Offering and Plan of Distribution; Selling Security Holders" below.

Offering Price	Members will not pay a cash purchase price for Class B Shares distributed under the Program. The Company will assign an issuance value for Regulation A compliance monitoring using the applicable Program formula. The price of each Class B Share may fluctuate based on the value of the Profit-Sharing Pool and Total Current Outstanding Shares and may be zero. The Profit-Sharing Pool will be a separate Accrew deposit account at an FDIC-insured Mbanq Partner Bank and will remain a corporate asset unless and until a lawful redemption payment is made.

Because the Company’s business model uses a profit-sharing mechanism to allocate Class B Shares to Members, the price per share will not be fixed at the outset of this Offering. The price per Class B Share will fluctuate based on the amount of money in the Profit-Sharing Pool. To calculate the value of the Class B Shares at time of issuance, the Company will calculate the amount in the Profit-Sharing Pool at the time the Class B Shares are allocated and divide that by the Total Current Outstanding Shares (as defined below) at the time the Class B Shares are allocated.

Thus, the Class B Share price may increase or decrease over time based on changes in (i) the amount standing in the Profit-Sharing Pool and (ii) the Total Current Outstanding Shares.

Because the price is tied to Accrew’s profits, Class B Shares are highly speculative - if the Company has no or minimal profits, the price per Class B Share could be very low or zero, and Members could lose most or all of the value of their Class B Shares.

No Secondary Market	There is currently no public trading market for Accrew’s shares, and none is expected to develop. Accrew’s shares are not listed or traded on any stock exchange or trading platform. Furthermore, the Company’s bylaws explicitly prohibit any transfer of shares to third parties; Class B Shares can only be exchanged (redeemed) directly with Accrew. Investors should be prepared to hold their Class B Shares indefinitely and understand that liquidity is provided only through the Company’s redemption mechanism (which is subject to limitations - see "Securities Being Offered" and "Risk Factors").

Continuous Offering;

Plan of Distribution	The offering will be made directly by the Company via its App, without any underwriter, broker-dealer, or placement agent. No commissions will be paid on sales of Class B Shares. Kore will act as the transfer agent and registrar through its transfer agent/API services. The Company remains responsible for compliance with any federal or state issuer distribution requirements.

We anticipate the offering of Class B Shares to begin within 2 calendar days after the qualification of the Offering Statement in which this Offering Circular is included has been qualified by the SEC. The sum of the maximum "aggregate offering price" and "aggregate gross sales", as those terms are defined in Rule 251(a) of the Securities Act, may not exceed $75,000,000 in any twelve-month period, with such period starting on the date the SEC qualifies this and renewing on the anniversary thereof (each such period shall be referred to as a "12-Month Period").

Officers, directors, and employees of Accrew may market the App, but will not receive any commissions or special compensation for selling Class B Shares. (See "The Offering and Plan of Distribution; Selling Security Holders").

The offering will terminate on the earlier of (i) the date when the sum of the maximum "aggregate offering price" and "aggregate gross sales" equals $75,000,000 in either 12-Month Period, (ii) two years from the initial qualification date (subject to extension or renewal as permitted under Regulation A), or (iii) an earlier date determined by the Company in its discretion.

Use of Proceeds	Members do not pay a cash purchase price for Class B Shares and Program issuances, so the Company will not receive Member subscription proceeds from those issuances. The Company expects to fund operations from separate operating revenue and financing and to fund the Profit-Sharing Pool from Profits as described in this Offering Circular.
Risk Factors	Investing in Accrew’s Class B Shares involves significant risks. Accrew is an early-stage company with no operating history of generating revenue and has incurred losses to date; its business model is unproven. The unique share structure and profit-sharing model present novel risks, including uncertainty of share value and liquidity. Prospective Members should carefully review and consider the risk factors described in the "Risk Factors" section of this Offering Circular. Some of the most significant risks are stated below.
  We have not commenced revenue-generating operations and may never achieve profitability.
  Our business plan depends on achieving scale (acquiring many Members); if we fail to grow our user base, our financial results and the value of the Class B Shares will suffer.
  There is no public market for the Class B Shares, and transfers are restricted - Class B Shares are highly illiquid and redemption of shares is subject to limitations and board discretion.
  The price of the Class B Shares is determined by a formula tied to profits, which could result in extreme volatility or stagnation of share value (including the possibility that shares have effectively zero value if the Company does not generate sufficient profits).
  Our Insiders (as defined below) will continue to control the majority of voting power (through Class A Shares), and their interests may differ from those of holding Class B shares.
  We rely on third-party partners (such as a bank, payment processor, and other vendors) to provide our services. Failures or changes in these partnerships could severely impact our business.
  The financial technology and banking industry is highly competitive and subject to extensive regulation - we face risks of regulatory non-compliance, changing laws, security breaches, and competition from both established banks and emerging Fintech companies.
  Members will experience immediate dilution as the Class A Shares are also factored into the calculation of the Class B Share price, and future equity issuances (including conversion of existing SAFEs) will dilute your ownership percentage.

These and other risks are discussed in detail under "Risk Factors." You should read and understand all of the risk factors before making a decision to become a Member.

Investor Suitability	This offering is open to both accredited (as defined in 17 CFR § 230.501(a), as amended, and non-accredited investors.

However, because this is a Regulation A, Tier 2 offering, non-accredited investors will be subject to investment limits as per SEC rules.

Generally, a non-accredited individual may invest no more than 10% of the greater of his/her annual income or net worth in Regulation A, Tier 2 offering in any 12-month period. Since Accrew will distribute Class B Shares to its Members (as defined below), each Member that is a non-accredited investor will not be able to receive an amount of Class B Shares that is greater than 10% of his/her annual income or net worth.

Before becoming a Member, please review your financial situation and ensure you comply with these limitations. (Accredited investors are not subject to the 10% cap.)

Subscription Procedures;

How to Invest	Interested investors should follow the instructions on our App to become a Member. The Company reserves the right to reject any person from becoming a Member for any reason. Prospective Members will be notified of their rejection or acceptance within a few days of their completion of any onboarding materials.

Members receiving Class B Shares pursuant to this Offering Circular must complete required administrative steps prior to receiving Class B Shares, including know-your-client ("KYC") and anti-money laundering ("AML") checks and completing other required documentation.

Please see "Subscription Procedures" for more information.

Ongoing Reporting and Ongoing Communications	Accrew will be required to file periodic reports with the SEC, including annual reports on Form 1-K, semiannual reports on Form 1-SA, current reports on Form 1-U, and other information as required. These reports will be available on the SEC’s EDGAR website and may also be posted on our website.

We intend to use electronic means (likely email and App updates) to deliver communications to Members (including annual/semiannual reports, tax documents, etc.). Using the App, Members consent to electronic delivery of such materials.

The Company’s App will be primary source for updates. We may also host periodic webinars or publish newsletters to update Members on our progress. While Class B Shareholders will not have formal voting meetings, we may hold informational meetings or Q&A sessions to maintain engagement with our Member community. Any significant company developments will be disclosed through Form 1-U current reports or Offering Circular supplements as required.

Definitions

For purposes of this Offering Circular, the terms below shall have the following definitions.

"Accrew Card" means an Accrew-branded debit card issued to a Member by an FDIC-insured Mbanq Partner Bank. Accrew does not issue debit cards or open or maintain deposit accounts.

"Act" means the Delaware General Corporation Law, 8 Del. C. § 101 et seq., as amended.

"Active Member" means any Member with cumulative lifetime Spend of at least four hundred U.S. dollars ($400).

"Adjustment Shares" means the number of Class B Shares by which a prior Owner Rewards issuance exceeded the number of Shares the Member would have received using the final transaction facts and final Net Qualifying Spend.

"App" means the app developed by the Company for use by the Members. The term "App" includes the Company’s mobile app and any future website app.

"Authorized Class B Shares" means, for any date, the total number of Class B Shares the Company is authorized to issue as of such date.

"Award(s)" refers to the number of Class B Shares a Member may receive pursuant to the formula set forth in the paragraph entitled "Accrew Share Distribution" in the "The Offering and Plan of Distribution; Accrew Member Rewards and Share Issuance Program" section below.

"Board" means the Board of Directors of the Company.

"Bylaws" means the bylaws of the Company, as adopted and amended from time to time.

"Class B Shareholder" means any holder of Class B Shares.

"Compliance Freeze" means a restriction imposed by the Company on the Member's usage of the App, Owner Rewards, or securities-related functionality in the App, including Class B Share issuances and Class B Share redemption requests, as permitted under applicable law. A Compliance Freeze imposed by Accrew does not, by itself, freeze, debit, set off, place a lien on, or otherwise restrict funds held in a Member's deposit account at Mbanq or an Mbanq Partner Bank. Any banking account restriction is controlled by Mbanq and/or the applicable Mbanq Partner Bank under their approved banking, fraud, sanctions, legal processes, consumer protection, and BSA/AML policies and procedures.

"Contributed Profits" means, for any Member and any calendar month, the sum of Spend Contributed Profits and Invite Contributed Profits for such Member and month.

"Discretionary Excess Shares" means, for each month, either the Minimum Excess Shares or such greater number (not to exceed the Maximum Excess Shares) as is chosen by the Management Team for that month.

"Discretionary Progressive Shares" means, for each month, either the Minimum Progressive Shares or such greater number (not to exceed the Maximum Progressive Shares) as is chosen by the Management Team for that month.

"Founders" refers to both Mark Willoughby and Andrew (AJ) Montgomery.

"Insider(s)" means the members of the Management Team, employees of the Company, and future investors (Series Seed, A, B, C, etc.).

"Invite Contributed Profits" means, for any Member and any calendar month, (a) the percentage resulting from dividing (i) the product of 40% and the lesser of (A) the number of Successful Invites attributable to such Member and (B) the Maximum Successful Invites applicable to such month by (ii) the Total Active Members for that month, if such Member has +1UP status or +2UP status for that month, and (b) zero otherwise.

"Management Team" consists of the individuals currently serving as the Company’s Chief Executive Officer, Chief Operating Officer, and Chief Technology Officer.

"Maximum Excess Shares" means 500,000, subject to adjustment for stock splits.

"Maximum Monthly Transferable Shares" means 500,000, subject to adjustment for stock splits.

"Maximum Progressive Shares" means 4,000,000, subject to adjustment for stock splits.

"Maximum Successful Invites" means 50,000 Successful Invites per Member, subject to adjustment by a duly disclosed amendment to the Program.

"Mbanq" means Mbanq, Inc., its successors and assigns.

"Mbanq Partner Bank" or "Partner Bank" means an FDIC-insured bank made available to the Accrew program through Mbanq and identified to the Member in the App and applicable deposit-account disclosures. Mbanq is a technology and program-management provider and is not the depository institution.

"Member" or "Member-User" means a user of the App.

"Member Monthly Spend" means, for any Member and any calendar month, such Member’s aggregate Spend in such month.

"Member Spend Share" means, for any given Member and any given month, (a) 60% if such Member has +2UP status for that month, (b) 40% if such Member has +1UP status but not +2UP status for that month, and (c) zero if such Member has neither +1UP status nor +2UP status for that month.

"Minimum Excess Shares" means 300,000, subject to adjustment for stock splits.

"Minimum Progressive Shares" means 500,000, subject to adjustment for stock splits.

"Net Interchange" means, for any period, the interchange-related revenue actually recognized or remitted to Accrew from transactions completed with Accrew Cards after the contractual revenue shares, fees, and deductions of Mbanq and the applicable Mbanq Partner Bank(s), applicable card-network and processor charges, and refunds, reversals, chargebacks, and other transaction adjustments. Net Interchange is Accrew’s residual interchange revenue after those upstream allocations and is not defined by, or guaranteed to equal, any fixed percentage of Member Spend.

"Net Interchange Percentage" means, for any month, a percentage selected by the Management Team between 20% and 50% to be applied to Net Interchange for purposes of the Profit calculation. If the Management Team does not select a percentage for a month, the Net Interchange Percentage will be 20%.

"Net Lifetime Qualifying Spend" means a Member’s cumulative eligible posted and settled Accrew Card purchase transactions during the Member’s lifetime participation in the Program, reduced by applicable refunds, reversals, successful disputes, chargebacks, confirmed unauthorized or fraudulent transactions, duplicate or billing-error corrections, and other final ineligible transaction adjustments.

"Over-Awarded Owner Rewards Benefit" means the Owner Rewards economic benefit received by a Member in excess of the amount the Member was ultimately entitled to receive under the Program.

"Owner Rewards Adjustment" means the recalculation of a Member’s prior Owner Rewards when transaction or eligibility facts used in the original calculation later become finally ineligible or are corrected.

"Owner Rewards Reimbursement Amount" means, where over-awarded Shares were previously redeemed and can no longer be corrected in Shares, the actual cash proceeds previously received that are attributable to those over-awarded Shares, subject to the governing terms and applicable law. It is not a fee or penalty.

"Owner Rewards Reimbursement Balance" means a separate Accrew contractual/bookkeeping receivable reflecting an unpaid Owner Rewards Reimbursement Amount. It is not a deposit-account balance, overdraft, banking fee, or lien on insured deposits.

"Pending Owner Rewards Adjustment" means a potential Owner Rewards correction recorded while the underlying dispute, investigation, or transaction adjustment remains unresolved; a pending dispute does not by itself create a permanent Owner Rewards reduction.

"Profit" or "Profits" means, for each applicable period, the greater of (i) 90% of the Company’s net income for such period, determined in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), and (ii) the product of the Net Interchange Percentage and Net Interchange for such period, in each case subject to applicable law, contractual restrictions, and amounts legally available to the Company.

"Profit-Sharing Pool" means a separate deposit account titled in the name of Accrew, Inc. at an FDIC-insured Mbanq Partner Bank into which the Company intends to transfer Profits designated for the Program. Unless and until a different trust or custodial structure is formally established and disclosed, amounts in the Profit-Sharing Pool remain corporate assets of Accrew, are not held in trust for Members, and are not bankruptcy-remote from Accrew. The Partner Bank serves as the depository institution for the account. If a Share redemption is approved and lawful, the Company intends to fund the payment through an internal book transfer from the Profit-Sharing Pool to the redeeming Member’s deposit account at the same Partner Bank, when available; such transfers are expected to post promptly but remain subject to Partner Bank processing, availability, compliance review, and applicable law.

"Program" shall mean this Accrew Member Rewards and Share Issuance Program described in the Sections entitled "The Offering and Plan of Distribution; Accrew Member Rewards and Share Issuance Program" and "Securities Being Offered" below.

"Redeemed Class B Share Count" means, for any month, the number of Class B Shares redeemed from the Company in such month.

"Securities Act" means the Securities Act of 1933, as amended.

"Share" or "Shares" shall refer to the Company’s common stock, regardless of class.

"Shareholder" means a Member that has acquired Class B Shares through the Program or any other holder of Shares.

"Spend" means, for any Member and calendar month, such Member’s eligible posted and settled Accrew Card purchase transactions for that month, net of amounts that are finally refunded, reversed, voided, successfully disputed, charged back, confirmed unauthorized or fraudulent, corrected as duplicates or billing errors, or otherwise determined ineligible under the Program, and excluding ATM withdrawals and deposits. If a final transaction adjustment occurs after a prior month's Owner Rewards were calculated, the affected Member's prior Owner Rewards may be recalculated as described in the program.

"Spend Contributed Profits" means, for any Member and any calendar month, the percentage resulting from dividing (i) the product of such Member’s Member Monthly Spend for such month and such Member’s Member Spend Share as of the end of such month, by (ii) the Total Members’ Monthly Spend for such month.

"Successful Invite" means a new user of the App who receives an invite link, signs up to become an Accrew Member, and reaches at least $400 of Net Lifetime Qualifying Spend on its Accrew Cards. Net Lifetime Qualifying Spend is reduced by applicable refunds, reversals, successful disputes, chargebacks, and other final ineligible transaction adjustments. A Successful Invite that later falls below the $400 threshold may cease to qualify until the threshold is again satisfied. A Successful Invite is attributed to the Member who generated the applicable invite link through which the Successful Invitee became a Member. The maximum number of Successful Invites credited to any one Member is capped at 50,000.

"Target Class B Shares" means, as of any date, the excess, if any, of the Target Total Outstanding Shares over the Total Current Outstanding Class A Shares. Based on 7,830,000 Class A Shares currently outstanding and a Target Total Outstanding Shares amount of 38,000,000, the current Target Class B Shares would be approximately 30,170,000, subject to changes in the number of Class A Shares outstanding and adjustments for stock splits

"Target Total Outstanding Shares" means 38,000,000 total outstanding Shares across Class A and Class B, as an operational Program target rather than a guarantee, subject to adjustments for stock splits and changes in the Company’s capital structure.

"Terms" means the Terms and Conditions for the App, as published and updated from time to time.

"Total Active Members" means, for any period, the number of people who qualified as Active Members at any time during that period.

"Total Current Outstanding Class A Shares" means, for any date, the number of Class A Shares outstanding as of that date.

"Total Current Outstanding Class B Shares" means, for any date, the number of Class B Shares that are outstanding as of that date.

"Total Current Outstanding Shares" means, for any date, the number of Shares that are outstanding as of that date.

"Total Members’ Monthly Spend" means, for any calendar month, the total Spend across all Members in such month.

"Total Monthly Class B Shares Distributed" means, for any month, the lesser of (a) the excess of the Authorized Class B Shares over the Total Current Outstanding Class B Shares as of the end of that month and (b) the greater of (i) the Discretionary Excess Shares for that month and (ii) the lesser of (A) the sum of the Discretionary Progressive Shares and the Redeemed Class B Share Count for such month and (B) the excess of the Target Class B Shares over the Total Current Outstanding Class B Shares as of the end of that month.

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RISK FACTORS

You should carefully consider the risks described below, together with all of the other information contained in this Offering Circular, before making a decision to receive Class B Shares. The occurrence of any of the risks described below could have material adverse effects on the value of the Class B Shares, the performance of the App, and the Company’s business, financial condition, results of operations, and prospects. For these reasons, you should carefully read this Offering Circular and should consult with your own attorney and financial and tax advisors prior to making any decision to participate in the offering. The order of the risks is not necessarily indicative of the likelihood or significance. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have similar material adverse effects.

Risks Related to the Business

The Company has a limited operating history with no revenue to date. We have incurred losses and expect continuing losses in the near term. Accrew was incorporated in September 2021 and is still in the development stage. We have not yet launched our banking platform to the general public, and we generated no revenue in 2023, 2024, or 2025. We recorded losses in 2023, 2024, and 2025. These losses resulted from operating and marketing expenses incurred to develop our product and business with no offsetting income. We expect to continue incurring net losses in 2026 and likely for a year or two as we roll out our App, invest in growth, and build our Member base. There is no guarantee that we will ever become profitable. Accrew’s business model (sharing profits with users and depending on interchange and other fees) is untested at scale, and our expenses could far exceed our revenues for an extended period. If we are unable to generate significant revenue or achieve profitability, the value of our shares could decline and we may not be able to continue as a going concern.

We have committed to significant fixed and minimum payment obligations under our banking-as-a-service agreement that substantially exceed our current cash resources. In 2025, we entered into a banking-as-a-service and strategic platform services agreement that obligates us to pay implementation fees of approximately $500,000 and minimum monthly service fees of approximately $15,000 (approximately $180,000 per year), in addition to usage-based fees, irrespective of whether we generate sufficient Member adoption or revenue to cover those costs. As of December 31, 2025, we had only $56,091 in cash and cash equivalents. If we are unable to satisfy these obligations from revenue, or additional financing, the provider could suspend or terminate services, which would materially and adversely affect our ability to launch and operate the App, and could require us to cease operations.

We have not yet commenced live operations of our App, and our business model is unproven. If our concept does not attract and retain users, we will not generate the profits needed to input funds into the Profit-Sharing Pool. Accrew’s mission is to create a banking community where users are owners, and banking profits flow back to those users rather than institutional shareholders. This is a novel model that blends aspects of a Fintech rewards program with equity ownership. Because this model has not been implemented before by a traditional bank or Fintech company, its viability is uncertain. We hope that giving users an ownership stake and profit share will drive customer participation and retention, creating a "flywheel" of growth. However, there is a risk that consumers may not find this proposition compelling enough. They might prefer existing banking options (which offer cash-back rewards, interest, etc.) over our equity rewards, especially if our Class B Shares do not have an easily realizable value. We will need to convince users to switch to or integrate Accrew into their financial lives, which will be challenging in a crowded Fintech market. If our assumptions about user behavior and network effects are wrong, we may fail to achieve a critical mass of Members. Without enough Members regularly using Accrew, our revenue will fall short of projections, and the Profit-Sharing Pool (which determines our share price) will be small or nonexistent. This could result in stagnation or decline the Class B Share price, making our rewards less attractive and creating a negative feedback loop. In summary, if our business model does not perform as envisioned, we may never generate meaningful profits or shareholder returns.

Our success depends on achieving widespread adoption among a young, tech-savvy demographic, and on our ability to continually engage them. If we do not attract enough active members, our revenue and Profit-Sharing Pool will be insufficient to support redemptions. Accrew’s target market is primarily Millennials and Gen Z ("Zoomers") who are dissatisfied with traditional banks and attracted to fintech solutions. We are counting on these users to join Accrew for its promise of better rewards (ownership and profit share) and better digital features. However, this demographic is highly sought after by many fintech competitors, and they tend to be fickle with apps - if our user experience is not top-notch, they can easily switch to another service. Our model also assumes that giving out equity will motivate users to spend more on their Accrew card and to refer others (since we award shares for spending and referrals). It’s uncertain if these incentives will indeed change user behavior significantly. Users might not fully value the shares if the redemption value is uncertain or delayed.

Furthermore, in our financial projections, we assumed growing from 3,500 users in Year 1 to 1.74 million by Year 5 - this is an aggressive growth curve. Failing to meet these growth targets would mean far less revenue and profit to share, hence a much smaller (or non-existent) Profit-Sharing Pool, which translates to a lower share price for all shareholders. In short, our growth and engagement risk is very high: we need rapid and sustained user adoption to create the financial results that underpin our stock value, and there is no certainty we can achieve that.

Our Founders (who are also our principal executive officers and directors) have significant control over the Company, and their interests may conflict with those of the holders of Class B Shares. Based on the current Class A capitalization of 7,830,000 shares, Andrew Montgomery owns 5,100,000 Class A Shares, or approximately 65.13% of outstanding Class A Shares, and Mark Willoughby owns 2,400,000 Class A Shares, or approximately 30.65%. Together, Andrew and Mark own approximately 95.79% of the outstanding Class A Shares and therefore control a substantial majority of the Company’s voting power. Andy Lai owns 300,000 Class A Shares (approximately 3.83%) and Michelle Phanthongphay owns 30,000 Class A Shares (approximately 0.38%). Because Class B Shares generally do not vote for directors, the holders of Class A Shares will retain effective voting control even as Class B Shares are issued. This concentration of control may create conflicts with minority Shareholders and limits Class B Shareholders’ ability to influence corporate decisions. Holders of Class B Shares will not have a meaningful voice in these matters. While our founders have fiduciary duties to act in the best interest of the Company and all stockholders, the absence of independent checks and balances increases risk for minority Shareholders. All Class B Shareholders should understand that they will have limited ability to influence Company policies and decisions. Our charter documents include provisions that limit the liability of our directors and officers, which may make it difficult to pursue legal remedies against them in the event of misconduct. While such provisions are common for corporations and can help us attract and retain qualified managers (by reducing their legal exposure), they do mean that holders of Class B Shares have limited opportunities to seek redress against our leadership for any claimed wrongdoing. Furthermore, the Certificate of Incorporation provides that the Company may indemnify its officers and Directors to the fullest extent allowed under law. Any indemnification costs could deplete corporate assets, which might otherwise be used for the business or be added to the Profit-Sharing Pool.

Our charter documents include provisions that limit the liability of our directors and officers, which may make it difficult to pursue legal remedies against them in the event of misconduct. While such provisions are common for corporations and can help us attract and retain qualified managers (by reducing their legal exposure), they do mean that holders of Class B Shares have limited opportunities to seek redress against our leadership for any claimed wrongdoing. Furthermore, the Certificate of Incorporation provides that the Company may indemnify its officers and Directors to the fullest extent allowed under law. Any indemnification costs could deplete corporate assets, which might otherwise be used for the business or be added to the Profit-Sharing Pool.

We rely on third-party partners (such as Mbanq, Partner Banks, payment processors, and card networks) to deliver our services. Any disruption or termination of these partnerships could severely impact our operations and reputation. Accrew is not a bank. Eligible Member deposit accounts and debit card services are provided by the applicable Mbanq Partner Bank identified in the App and account disclosures. A disruption, security breach, change, regulatory issue, outage, or termination involving Mbanq, Partner Bank, payment processor, card network, or other key third-party partner or vendor could materially impair our services, revenue, Profit-Sharing Pool funding, and reputation. Changes in partner or vendor economics, including interchange revenue sharing and fees, may reduce Net Interchange and amounts available for the Profit-Sharing Pool. Overall, our reliance on third parties introduces significant operational risk outside of our direct control.

Regulatory Risks

We operate in a heavily regulated industry, and our business model raises unique regulatory questions. Non-compliance with banking, securities, or other regulations could result in significant penalties or necessitate structural changes to our business. Accrew’s operations straddle several regulatory domains: banking (through our partner bank and our activities in offering banking services), securities (because we are issuing shares to members as a form of reward), money transmission, consumer financial protection, privacy, and more. Each of these areas has complex rules. For example, although we partner with a licensed bank for deposit accounts, regulators could view Accrew as a de facto bank or investment scheme if not properly structured.

Additionally, profit-sharing with Members could be seen as offering a form of dividend or interest equivalent; if not carefully managed, this might draw scrutiny under banking laws (for instance, banks have limits on providing incentives tied to account balances, etc.).

We also will cause Member’s funds to be transferred (for example, processing redemptions and payments), which may implicate money transmitter laws if we are seen as handling money outside our partner bank’s custody. Privacy and data security laws (GLBA, etc.) will apply to us due to handling financial data. Our innovative model means there is little regulatory precedent; agencies could apply existing laws in unpredictable ways. If we are found to be out of compliance with any law or regulation, we could face enforcement actions, fines, and be required to change or even halt aspects of our program. Even the perception of regulatory risk could impede our ability to raise funds or grow. We will need to spend significant resources on legal and compliance efforts (which are funded from our limited budget), and we may need regulatory approvals or licenses as we expand (for example, if we decide to offer loan products or other services). There is no guarantee that we can satisfy all regulatory requirements in a timely and cost-effective manner. Any regulatory issues could materially harm our business and prospects.

If interchange fees are legislatively reduced or if card networks change fee structures, our main source of revenue could shrink. Furthermore, our net interest margin revenue depends on interest rates set by the Federal Reserve. If the Federal Reserve reduces interest rates, our share of the interest margin could shrink. This could cause a reduction in the amount that the Company may transfer to the Profit-Sharing Pool and thus the value of the Class B Shares.

Risks related to the Accrew Member Rewards and Share Issuance Program

There is no public market for the Class B Shares and Class B Shares may only be sold back to the Company. As noted, Accrew’s shares are not listed on any stock exchange or trading market. By design, our Class B Shares can only be exchanged or redeemed through the Company. This means you cannot freely sell your shares to a third party, and there is no auction or market mechanism to provide liquidity or price discovery. Your only route to potentially receive cash for your Class B Shares is to request redemption from Accrew itself.

The Company’s redemption program has important limitations and can be suspended at any time. However, the redemption of Shares is not guaranteed - redemption is subject to the discretion of our Board of Directors and other factors, including Delaware law limitations on stock redemptions (we can only redeem if we have legally available surplus). The Board may set specific Profit-Sharing Pool distributions each month and may limit the amount of cash available for redemptions in any period. The Board also has the right to suspend or terminate the redemption program at any time for any reason (for example, if required by law or if we need to conserve cash). Even if the program is active, the price you receive per share upon redemption will be based on the terms set forth in the Member Rewards and Share Issuance Program, detailed in "The Offering and Plan of Distribution; Selling Securityholders," which could be lower than the value of the Class B shares at the time they were issued to you.

There is also a risk that regulatory or liquidity constraints could force us to halt redemptions (for example, during times of financial stress). Participants in this offering should understand that you may not be able to redeem your Class B Shares at all. In summary, Class B Shares are highly illiquid, and you should be prepared to hold for an indefinite period and potentially lose the full value of your Class B Shares if you cannot redeem them.

Accrew placed a limit on the number of Class B Shares users are allowed to receive and own. We have imposed certain caps, such as a 5% ownership cap for any Member to prevent any one user from accumulating too many Class B Shares. These rules might limit the appeal for power users or influencers if they feel constrained. If our membership growth falls short (for example, if we only gain a few thousand users instead of the hundreds of thousands projected in our five-year plan), our revenue will likewise be below expectations and we will continue to incur losses.

Owner Rewards may be recalculated after a refund, reversal, successful dispute, chargeback, fraud determination, or other final transaction adjustment. If a transaction later becomes ineligible, the Company may correct an Over-Awarded Owner Rewards Benefit under the Program. Depending on the governing securities terms and applicable law, potentially affected Shares may be temporarily restricted, future unissued Owner Rewards may be reduced, existing Shares may be adjusted where legally authorized, or an Owner Rewards Reimbursement Amount may arise if over-awarded Shares were previously redeemed. These adjustments may reduce the number or economic value of Shares a Member can retain or redeem. Accrew will not use this process to impose a dispute fee or automatically debit insured deposits, but the adjustment process may reduce future Owner Rewards or lawful redemption proceeds.

The formula-based pricing of our Class B Shares means the value of your Shares is tied in part to the amount in the Profit-Sharing Pool and the number of Total Current Outstanding Shares. The Profit-Sharing Pool is intended be funded with Profits, defined as the greater of (i) 90% of net income determined in accordance with U.S. GAAP and (ii) between 20% and 50% of Net Interchange, where Net Interchange is Accrew’s residual interchange revenue after Mbanq’s and the applicable Partner Bank’s contractual revenue shares and other applicable network, processor, refund, reversal, chargeback, and adjustment deductions. No minimum Net Interchange as a percentage of Spend is guaranteed. The Profit-Sharing Pool is a separate Accrew corporate deposit account and not a trust or bankruptcy-remote account for Members. If Profits are low, negative, legally unavailable, or otherwise restricted, contributions to the Profit-Sharing Pool may be zero or minimal and Members may be unable to obtain a redemption. Thus, Members may never be able to redeem their Class B Shares as contributions to the Profit-Sharing Pool may be zero or minimal.

The value of the Class B Shares is subject to significant price variations. The value of the Class B Shares is subject to change between the date of distribution and the date of a cash redemption. A single large profitable event (like an asset sale or one-time gain) could dramatically increase the Profit-Sharing Pool and the price of the Class B Shares; conversely, if the Company incurs losses or if the Board reduces contributions to the Proft Sharing Pool to preserve cash, the price of a Class B Share could stagnate or even decrease. Furthermore, redemptions will decrease the amount in the Profit-Sharing Pool. If the value of the Class B Shares decreases between the date of distribution and the date of a cash redemption, the user will incur a loss. On the other hand, if the Company becomes very successful and accumulates a large Profit-Sharing Pool, the share price could rise rapidly, and the user could incur a tax liability if seeking a redemption.

Issuances of Class B Shares will dilute your share in the Profit-Sharing Pool, thus reducing the value of your Class B Shares. Because the Company plans to issue Class B Shares to users as rewards every month as described below, the number of shares outstanding can increase over time. Essentially, the dynamics of the Profit-Sharing Pool and share count will influence your share value in a way that may not correlate to traditional valuation metrics. Users should understand that the price for each Class B Shares is not determined by market demand but by internal financial metrics, and it may not reflect what an independent third-party would pay for such shares. T

The Company may not be able to transfer funds to the Profit-Sharing Pool. If it does not, this will decrease the value of the Class B Shares and may inhibit your ability to redeem your Class B Shares. The Company may not transfer funds to the Profit-Sharing Pool for a variety of reasons, such as a lack of revenue, or management may choose to retain earnings in the Company. While the Company intends to be transparent (it plans to periodically disclose the current Profit-Sharing Pool balance and total shares outstanding via the App), the complexity of this system means holders of Class B Shares must monitor our financial disclosures to understand their Class B Share value. In summary, the formula-based pricing of Class B Shares introduces uncertainty and risk that the Class B Share price may not behave like a typical stock investment.

Future equity fundraising and the conversion of our outstanding may result in dilution and reduce the value of the Class B Shares. We have outstanding SAFEs of which may convert to equity in the Company. The Company may negotiate voluntary agreements under which SAFE holders surrender and cancel their SAFEs in exchange for Class B Shares. This conversion will lead to an increase in Total Current Outstanding Shares without an accompanying increase in the size of the Profit-Sharing Pool. This will lead to a reduction in the value of the Class B Shares and may lead to a decrease in the size of the Profit-Sharing Pool. The number of shares that may be issued under either path cannot presently be determined and either path could materially dilute existing Shareholders and reduce their percentage economic participation in the Profit-Sharing Pool.

Beyond SAFEs, any new stock issuance to employees or to future investors will increase the number of Total Current Outstanding Shares. Additionally, if we raise funds by issuing convertible debt or other instruments, those could later convert into equity at a discount or with warrants and that have a right to redeem such securities for cash in the Profit-Sharing Pool, this could cause another decrease in the value of the Class B Shares. While raising new capital can help the Company grow (and ideally increase the Profit-Sharing Pool long-term), in the short term, it often dilutes existing investors’ economic and voting interests. Members should anticipate that we will likely issue a additional shares in the future, which will dilute their ownership percentage and could impact the Class B Share value.

Industry-Related Risks

Our business faces significant competition and established industry barriers. Other financial institutions or Fintech companies could copy or block our model, increasing competition and potentially limiting our growth. The banking and Fintech industry is intensely competitive. We are trying to disrupt the traditional banking model by giving ownership to users, but large banks and Fintechs have many advantages: well-established customer bases, strong brands, regulatory relationships, and significantly more capital. It’s possible that if our model shows success, others (including big banks) could implement similar profit-sharing or reward ownership structures. Already, some Fintechs offer stock rewards (for example, certain trading apps give stock for referrals, etc.), and many offer cash-back or points that compete for customers’ attention. Traditional banks have begun to improve their tech offerings and could reduce fees or increase rewards if pressured. Moreover, incumbent financial institutions might view Accrew as a competitive threat if we start to gain traction, and they could respond with aggressive marketing or lobbying for regulatory scrutiny on us. We are also competing against Fintech startups in adjacent spaces - digital banks (neobanks) like Chime, CashApp’s banking features, PayPal, and various reward/loyalty apps all vie for the same users. Many of these competitors do not give equity, but they offer other perks, and customers might prefer immediate tangible rewards (like cash back) over an uncertain equity stake. There is no guarantee we can achieve a sustainable competitive advantage. If we fail to compete effectively, our growth will suffer and our financial performance (and thus Share price) will likely be negatively impacted.

Economic conditions and external factors in the banking/financial industry can impact our performance. For example, changes in interest rates, payment network rules, or a recession could adversely affect our revenue and the behavior of our members. Accrew’s revenue streams are subject to macroeconomic influences. Our revenue sources depend on consumer spending. Decreases in consumer spending on debit cards and economic downturns or recessions will cause a reduction in the interchange fees we earn. Interchange rates are set by card networks and are under regulatory scrutiny. A reduction in interchange rates will also reduce our revenue. Similarly, a decrease in the interest rates set by the Federal Reserve and the bank will cause a reduction in the fees we earn from net interest margin revenue. ATM fee revenue depends on our users’ behavior and could be negatively impacted by an increased use of cashless payments or a change in ATM network fee arrangements. Any changes in these revenue streams could reduce the amount of capital we can transfer to the Profit-Sharing Pool and thus decrease the value of the Class B Shares.

Increased regulatory oversight and scrutiny on Fintech-bank partnerships could increase our compliance costs or restrict our ability to operate without a banking license. It is possible that the Company may register as a bank with a state or federal regulator. If the Company must register or it is no longer allowed to partner with a bank, the Company will likely have to shut down for a period of time.

The banking sector is prone to cyberattacks and fraud attempts. As a new platform, we could be targeted. As a fintech application, Accrew will handle sensitive personal and financial data for its members (such as bank account info via Plaid, transaction history, personal identification information for onboarding, etc.). We also utilize cloud services and third-party integrations. If our systems (or those of a critical partner) are breached or compromised, hackers could steal member data, funds, or shares. Such events could result in severe reputational damage - users may lose trust in our ability to safeguard their money and information. We could also face legal liability or regulatory penalties for any data breach, especially under consumer protection and privacy laws. Even technical glitches or errors that lead to account inaccuracies could shake user confidence. As a small company, we have limited resources to dedicate to cybersecurity compared to large banks. While we will implement cybersecurity measures, no system is 100% secure. A major incident could be devastating not just in direct losses and costs incurred for forensic investigators, fines, and notices but in trust. These losses could adversely affect our financial growth and indirectly lead to a decrease in the amount held in the Profit-Sharing Pool. In the worst case, a cybersecurity breach could necessitate the Company to cease operations.

THE ABOVE LIST IS NOT EXHAUSTIVE. POTENTIAL MEMBERS SHOULD READ THE ENTIRETY OF THIS OFFERING CIRCULAR, INCLUDING THE FINANCIAL STATEMENTS AND RELATED NOTES, AND CONSIDER ALL OF THE INFORMATION PROVIDED (ESPECIALLY THE RISK FACTORS SET FORTH ABOVE) BEFORE DECIDING WHETHER TO USE THE APP AND OBTAINING CLASS B SHARES. IF YOU HAVE ANY QUESTIONS, YOU SHOULD CONSULT WITH YOUR FINANCIAL ADVISOR OR LEGAL COUNSEL.

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STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

There are a number of statements in this Offering Circular which address activities, events, or developments which we expect or anticipate will or may occur in the future. These statements are based on certain assumptions and analyses we made in light of its perception of historical trends, current business and economic conditions, and expected future developments, as well as other factors we believe are reasonable or appropriate. There can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business or operations. ANY ESTIMATES OF LIKELY CASH FLOW ARE JUST THAT - ESTIMATES. CASH FLOW, IF ACHIEVED, MAY BE ERRATIC.

Potential Members, Members, and Shareholders can identify forward-looking statements by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions that are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties and other factors, some of which are beyond our control and are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements each investor should carefully consider the risks and uncertainties described in in this Offering Circular.

Factors, many of which are beyond our control, which could have a material adverse effect on our operations and future prospects include, but are not limited to:

  any of the risk factors identified above;
  our ability to effectively deploy the proceeds raised in this Offering;
  our ability to attract App users;
  changes in economic conditions across the United States;
  the ability of our managers and officers to manage our operations;
  legislative or regulatory changes impacting our business or our assets (including SEC guidance related to Regulation A or the JOBS Act);
  our compliance with applicable local, state, and federal laws, including banking laws and regulations.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, the risks described under "Risk Factors," the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

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DILUTION

The Company previously raised capital through Simple Agreements for Future Equity ("SAFEs") in Regulation Crowdfunding and other exempt financing transactions. The SAFEs may convert to common stock in the future.

If the Company completes a qualifying Preferred Stock Equity Financing while a SAFE remains outstanding, the SAFEs will automatically convert pursuant to its contractual terms, generally into Safe Preferred Stock. The precise number and class or series of shares issuable cannot presently be determined because the calculation depends on the terms of the future financing, the Company’s capitalization immediately before that financing, the applicable valuation cap, discount provisions, and other terms of each SAFE. Separately, the Company may negotiate voluntary SAFE-for-Class-B exchange agreements under which participating holders surrender and cancel their SAFEs for an agreed number of Class B Shares. No such exchange is required by the existing SAFEs, and no aggregate Class B exchange amount should be assumed unless definitive agreements are executed. Either a contractual SAFE conversion or negotiated exchange would increase outstanding equity securities and dilute other Shareholders.

If the Company determines to pursue a Preferred Stock financing and sufficient Preferred Stock is not then authorized under the Certificate of Incorporation, the Company would be required to take the corporate actions necessary to authorize the applicable Preferred Stock before consummating that financing. A negotiated SAFE-for-Class-B exchange would permit a participating SAFE holder to own Class B Shares only after the SAFE is surrendered and cancelled under a definitive agreement; no such exchange guarantees a future Share redemption.

In total, the Company raised $287,705 from 2022 to 2025 via SAFEs, of which $80,475 was invested in 2025 by Andrew Montgomery, the Company’s Chairman and Chief Executive Officer. As described above, these SAFEs may convert into Class B Shares. This conversion will dilute each Class B Shareholder’s pro rata share of the Profit-Sharing Pool, and because Mr. Montgomery is expected to receive Shares upon conversion of his SAFE, his economic interest in the Profit-Sharing Pool will increase relative to non-insider Class B Shareholders.

Class A Shares are not offered in this Offering Circular; however, the Class A Shareholders will also participate in the Profit-Sharing Pool and will be able to redeem their Class A Shares for cash after the termination of the applicable lock-up period. This will dilute each Class B Shareholder’s pro rata share of the Profit-Sharing Pool.

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THE OFFERING AND PLAN OF DISTRIBUTION;

SELLING SECURITY HOLDERS

THE OFFERING

General Terms of the Offering

Accrew, Inc. is qualifying up to 40,000,000 Class B Shares for potential issuance in a Tier 2 Regulation A offering conducted through the Program. Members will not pay a cash purchase price for Program issuances. Accordingly, there is no minimum cash offering amount, no Member subscription proceeds, and no escrow arrangement for Member purchase funds. The Company will value each Class B Share issuance under the formula described in this Offering Circular for purposes of monitoring the Regulation A aggregate offering limitation. The Company’s operational target is approximately 38,000,000 total Shares outstanding across Class A and Class B Shares, although the number may vary because of repurchases, future equity issuances, SAFE conversions, or exchanges, and other corporate actions.

Offering Period

We anticipate the offering of Class B Shares to begin within 2 calendar days after the qualification of the Offering Statement in which this Offering Circular is included has been qualified by the SEC. The sum of the maximum "aggregate offering price" and "aggregate gross sales", as those terms are defined in Rule 251(a) of the Securities Act of 1933, may not exceed $75,000,000 in any twelve-month period (including the price of the funds raised during the Regulation CF Offering), with such period starting on the date the SEC qualifies this and renewing on the anniversary thereof (each such period shall be referred to as a "12-Month Period").

The offering will terminate on the earlier of (i) the date when the sum of the maximum "aggregate offering price" and "aggregate gross sales" equals $75,000,000 in either 12-Month Period, (ii) two years from the initial qualification date (subject to extension or renewal as permitted under Regulation A, 17 CFR §230.251 et seq.), or (iii) an earlier date determined by the Company in its discretion.

We reserve the right to extend the Offering past the initial expiration date to the extent permissible (Regulation A allows a 12-month period for sales up to $75 million, which can be extended with a new offering statement or updated filings). We also reserve the right to terminate the offering at any time or to reject any subscription in whole or in part. If we materially change the terms of the Offering, we will file a post-qualification amendment or supplement as required.

Who May Invest - Investor Qualifications

This Offering is open to the general public, including both accredited and non-accredited investors. All Members must be at least 18 years old.

Eligibility; No Member Cash Investment Required

Under the Accrew Member Rewards and Share Issuance Program described below, eligible Active Members may be issued Class B Shares without paying a cash purchase price. For purposes of Program eligibility, an Active Member must have Spend of at least $400 in the applicable calendar month and satisfy the other Program requirements to receive Class B Shares. The Company is qualifying those issuances under Regulation A and will assign a value to each issuance for purposes of the applicable aggregate offering and investor limit calculations. As a result, Members generally will not be making an "investment" of their own funds for purposes of this Offering.

Listing or Quotation

As stated, we do not plan to list the Class B Shares on any securities exchange or alternative trading system. The Company may consider creating an internal bulletin board or marketplace in the future if legally permissible to facilitate share exchanges among members/investors, but any such plan is speculative at this stage and would likely still require Company involvement due to transfer restrictions. For now, the only path to liquidity for Class B Shares is redemption as outlined below.

THE PLAN OF DISTRIBUTION - ACCREW MEMBER REWARDS AND SHARE ISSUANCE PROGRAM

Share Issuance and Redemption Program

Authorization to Issue Stock

Board or the Management Team (upon delegation by the Board) may cause the Company to issue Class B Shares to Members from the Company’s authorized common stock pursuant to the terms described in this Program. Neither the Board nor the Management Team may cause the Company to issue Class B Shares to Members when such issuance violates any applicable laws or regulations or in the event that all of the authorized Class B Shares are outstanding.

CLASS B SHARE ISSUANCES ARE NOT GUARANTEED. THERE MAY BE OCCASIONS WHEN THE BOARD CANNOT ISSUE CLASS B SHARES OR AWARDS IN A GIVEN MONTH. ALL ISSUANCES OF CLASS B SHARES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THIS OFFERING CIRCULAR.

Accrew Share Distribution

Pursuant to the restrictions set forth in this Offering Circular, the Management Team, upon delegation of such authority from the Board, may, at the conclusion of each calendar month, issue to each eligible Active Member a number of Class B Shares equal to the product of the Total Monthly Class B Shares Distributed for that month and such Member’s Contributed Profits for that month. A Member must have Spend exceeding $400 for the applicable month to receive a Program issuance. Any issuance is subject to final transaction eligibility and the Owner Rewards Adjustment provisions below. If Class B Shares are issued for a calendar month, the Company intends to record the issuance no later than five business days after month-end, subject to the completion of required compliance and transfer agent procedures. .

Redemption of Accrew Shares

Shareholders may submit a request for the Company to redeem eligible Shares for cash from the Profit-Sharing Pool, subject to the Program, any applicable Owner Rewards Adjustment or restriction, Insider lock-ups, Board or authorized Management Team approval, applicable law, and the availability of legally available funds. No Shareholder has an unconditional right to redemption. The Board or the authorized Management Team will determine whether to approve a request and may not approve any redemption that would violate the Delaware General Corporation Law, as amended, the Certificate of Incorporation, or other applicable law.

If the Board authorizes programmatic review of redemption requests, the Management Team may establish advance rules for approving or rejecting requests within the scope of the Board’s delegation, but no automated rule may authorize a redemption the Company could not lawfully approve. If a redemption is approved, the cash amount will be calculated under the Program formula. The Company intends to make approved payments by internal book transfer from the separate Accrew, Inc. Profit-Sharing Pool deposit account at the applicable Mbanq Partner Bank to the redeeming Member’s deposit account at the same Partner Bank, where operationally available. Such transfers are expected to post promptly, but timing is not guaranteed and remains subject to Mbanq and Partner Bank processing, funds availability, compliance review of redemption requests, system availability, and applicable law.

THIS PROGRAM DOES NOT BESTOW UPON ANY SHAREHOLDER THE RIGHT TO RECEIVE A CASH PAYMENT. NOTHING IN THIS PROGRAM BESTOWS THE RIGHT UPON SHAREHOLDERS TO REDEEM SHARES FOR CASH.

Redemption Windows and Available Capacity

Redemption requests must be submitted through the App. Requests may submitted when the redemption function is available, but submission does not guarantee approval or payment. Redemptions may be unavailable or delayed because of legal limitations, an Owner Rewards Adjustment or permitted Share restriction, insufficient or unavailable Profit-Sharing Pool funds, compliance requirements, system maintenance, Partner Bank processing, or suspension or termination of the redemption program. If a request is approved and lawful, the Company instruct the applicable internal book transfer as soon as reasonably practicable.

Suspension/Termination

The Management Team may suspend, limit, or terminate redemptions at any time to comply with governing laws.

Transparency

The Company will periodically disclose via the App Total Current Outstanding Class B Shares, current Profit-Sharing Pool status, the identity and Share holdings of Insiders, and any changes to the Program.

Transfer Restrictions

All Insiders are prohibited from transferring more than the Maximum Monthly Transferable Shares in any calendar month.

Ownership Caps; Forced Redemption Procedure

5% Class B Ownership Cap

No Class B Shareholder may beneficially own more than 5% of the Total Current Outstanding Class B Shares at any time. "Beneficial ownership" includes indirect holdings, coordinated accounts, and derivative equivalents as reasonably determined by the Company.

Automatic Exchange/Repurchase

If a Class B Shareholder exceeds the 5% ownership cap, the excess Class B Shares will be designated for potential Company repurchase or other lawful corrective action in accordance with the procedures described in this Offering Circular. Any repurchase remains subject to Board approval or valid delegated authority, applicable contractual terms, the Delaware General Corporation Law (including Section 160), legally available funds, and any other applicable securities law requirements. If a repurchase cannot lawfully be completed, the Company will not represent that the excess Shares have been redeemed merely by operation of the Program.

Excess Shares; Voting Suspension

Excess Class B Shares may be restricted from Program advisory voting to the extent authorized by the governing securities terms and applicable law and may be queued for a lawful repurchase if and when the Company is permitted to complete it. The Company will not treat a repurchase as completed until the legally required corporate action, payment, and transfer agent entries have occurred.

Owner Rewards Adjustments; Reimbursement; Compliance Freezes

Owner Rewards Adjustments and Reimbursements

If a transaction that contributed to an Owner Rewards issuance is later finally refunded, reversed, successfully disputed, charged back, confirmed unauthorized or fraudulent, or otherwise becomes ineligible, the Company may recalculate the affected Member’s original Owner Rewards using the final transaction facts, including any resulting tier or Successful Invite change. This is an Owner Rewards Adjustment intended solely to correct an Over-Awarded Owner Rewards Benefit; it is not a dispute fee, refund fee, fraud fee, banking fee, or penalty. While a dispute or investigation is pending, no permanent adjustment will be made solely because the Member exercised a dispute right. If the governing securities documents and applicable law authorize it, the Company may temporarily restrict from voluntary redemption only the number of Shares reasonably related to the potential adjustment.

Compliance Freezes

The Company may restrict Owner Rewards or securities-related App functionality on reasonable documented grounds, including suspected rewards abuse, fraud, sanctions, court orders, or violations of applicable Program terms. Accrew will not use an Owner Rewards Adjustment or Compliance Freeze to automatically debit, freeze, lien, set off, reduce, make negative, or otherwise restrict funds in a Member’s deposit account at an Mbanq Partner Bank. Any bank account restriction or debit is controlled by the applicable Partner Bank and Mbanq under their approved procedures and applicable law, including Regulation E where applicable. Provisional credits issued through a Regulation E error-resolution process are not available to Accrew to satisfy an Owner Rewards Adjustment.

Owner Rewards Adjustment Waterfall

Once an Owner Rewards Adjustment becomes final, the Company will first apply Adjustment Shares against future Owner Rewards that have been calculated but have not yet been issued. If an adjustment remains, already-issued Shares may be restricted, cancelled, forfeited, or otherwise adjusted only if the governing securities documents, corporate approvals, Transfer Agent procedures, and applicable securities and Delaware corporate law expressly permit that action.

If the affected over-awarded Shares were previously redeemed for cash and cannot otherwise be corrected in Shares, the Company may establish an Owner Rewards Reimbursement Amount equal to the actual cash proceeds attributable to those over-awarded Shares, not the amount of the underlying card transaction and not a later or current Share value. Any remaining amount will be maintained as a separate Owner Rewards Reimbursement Balance and may be applied against future unissued Owner Rewards or lawful future Share redemption proceeds only to the extent expressly authorized by the governing terms and applicable law.

The standard Owner Rewards Adjustment process will not add dispute fees, return fees, fraud fees, administrative charges, interest, or penalties. Duplicate recovery is prohibited. If a transaction outcome later changes or an adjustment is determined to be erroneous, the Company will reverse the incorrect adjustment and restore the Member’s appropriate economic benefit. The Company will not automatically debit a Member’s Partner Bank deposit account to collect an Owner Rewards Reimbursement Balance.

Program Amendments

Changes

The Board shall delegate to the Management Team the power to amend the Program in the Management Team’s discretion. The Management Team may provide the Shareholders with 30 days’ advance notice of any changes when feasible; otherwise, all changes to the Program will be shared with the Shareholders as soon as reasonable via the App.

Material Program Changes

Any Program change requiring the approval of the SEC shall be reported on Form 1-U and/or via a post-qualification amendment/supplement to the relevant offering circular.

BOOSTED REWARDS PROGRAM

Rewards Tiers

+1UP: For any calendar month, a Member has +1UP status if and only if the Member’s Spend for that month exceeds $400.

+2UP: For any calendar month, a Member has +2UP status if and only if the Member’s Spend for that month exceeds $800.

Successful Invite Cap

To prevent large concentrations of ownership by one Member, the maximum number of Successful Invites credited to any Member is capped based at 50,000 Successful Invitees per Member.

SELLING SECURITY HOLDERS

This Offering Circular does not qualify or permit any resale of Class B Shares by selling securityholders. There are no selling securityholders in this Offering, and no secondary sales (including by Members, Insiders, and early investors) are authorized. For the time being, Class B Shares may only be redeemed with the Company pursuant to the Program’s repurchase mechanics described in this Offering Circular. Any attempted transfer or sale to third parties will be void and not recognized on the books of the Company or its transfer agent.

The Company may, in the future and in its sole discretion, determine to permit limited resales or designate selling securityholders. No such permission currently exists. If the Company later authorizes any secondary sales, it will file a supplement or amendment identifying each selling securityholder, the number of shares to be sold, applicable restrictions (including any lock-ups and volume limits), and the terms of sale (which would be on the same pricing basis as the primary offering unless otherwise disclosed). Until such time, all liquidity for holders is provided solely through Company repurchases.

TRANSFER AGENT

No Underwriter; Direct Offering

The Company presently intends to conduct the Program directly through the App. We are not engaging an underwriter, broker-dealer, placement agent, funding portal, or finder to sell the Class B Shares. This Offering is made directly by the Company through its officers and authorized personnel. No commissions or transaction-based compensation will be paid to our officers, directors, employees, or any third party for the issuance of Class B Shares. Officers and employees may receive their regular salary or bonus in the ordinary course, none of which is contingent on any person becoming a Member. Company officers and employees who participate in distribution activities will do so only to the extent permitted under applicable federal law, including the issuer-associated-person framework of Exchange Act Rule 3a4-1 where available, and applicable state law. The absence of cash purchase consideration, commissions, or a secondary trading market does not by itself eliminate all federal or state broker-dealer, issuer-dealer, or agent-registration requirements.

Before issuing Shares in any state, the Company will determine whether that state requires a Tier 2 notice filing, fee, consent to service, issuer-dealer registration, issuer-agent registration, or another filing or license, and will complete the requirement or confirm an available exemption. The Company may restrict issuance to residents of a state until those requirements are satisfied.

We may later engage a FINRA-member broker-dealer or registered funding portal for administrative, technology, and compliance support (e.g., KYC/AML processing). If we do, we will file an amendment or supplement describing the arrangement and any related fees.

Transfer Agent and Shareholder Records

The Company has engaged Kore US Inc. ("Kore"), an SEC-registered transfer agent, to act solely as transfer agent and registrar and to maintain the official Shareholder register for the Class B Shares in book-entry form. Kore's services may be provided through one or more of its subsidiaries. Through Kore's API and issuer platform, the Company expects to transmit approved issuance, restriction, cancellation, repurchase, and other transfer-agent instructions and reconcile in-App balances to the official register. Kore is not acting as an underwriter, placement agent, or broker-dealer for this offering and will not receive transaction-based compensation for selling Class B Shares. The Company remains responsible for the offering, Program eligibility, required securities-law filings and registrations, and the legal authorization of any Share issuance, restriction, or repurchase.

State Notice Filings; Issuer-Dealer and Agent Registration

Tier 2 Regulation A status generally preempts state registration or qualification of the covered securities themselves when the federal requirements are satisfied, but it does not eliminate all state filing, fee, issuer-dealer, or agent-registration requirements. Requirements vary by state. The Company will not assume that only New York, Texas, and Arizona require action. Before permitting a Program issuance to a resident of any state, the Company will confirm and complete all applicable state notice filings, fees, consent-to-service forms, issuer-dealer or issuer-agent registrations, or available exemptions and will maintain controls that block issuance in a state until the applicable requirements are satisfied.

Permitted Communications; No Selling Efforts by Members

Members may share their invite links and describe the Accrew App using Company-approved language and materials. However:

  Members, influencers, ambassadors, or other third parties are not authorized to solicit or accept subscriptions or orders to buy securities, make offers of securities, or provide investment advice on the Company’s behalf;
  No person (other than the Company’s authorized personnel) may discuss, quote, or set any price per Class B Share, discuss the Program, or make performance, valuation, or return claims with any prospective Member; and,
  If any member or influencer receives consideration for promotional activity, they must use Company-approved disclosures and comply with applicable endorsement/advertising rules; no compensation will be tied to the sale of securities.

ARBITRATION OF DISPUTES

This Program and the Company’s Bylaws shall be governed by and construed in accordance with the laws of the state of Delaware, without regards to its conflicts of laws principles. To the fullest extent permitted by the Act, any impasse, controversy or dispute (collectively, "Dispute") by or between Shareholders, the Shareholders and Directors or officers, the Shareholders and the Company, or persons claiming to be so empowered or so acting, of whatever nature or description or in any fashion involving or affecting the management, operations, decision making, finances, financial structure, stock or ownership of the Company shall be subject to binding arbitration. Failing amicable and satisfactory resolution of a Dispute within a reasonable time, and in no event in excess of sixty (60) days from the date of written notice by any shareholder or Director of his or her intention to submit a Dispute to arbitration, any party may refer the Dispute to arbitration by one or more arbitrators appointed by mutual agreement of the parties affected by or involved in the Dispute, in Chicago, Illinois, or in another location mutually agreed upon by the parties. Arbitration shall be conducted pursuant to the rules of the American Arbitration Association then prevailing, or by procedural rules suggested by the appointed arbitrator or arbitrators for the conduct of such arbitration. The arbitration award shall be final and binding upon the Company and all Shareholders, Directors and officers of the Company, and judgment may be entered thereon in any court of competent jurisdiction. Arbitration fees and "administrative" costs associated with the arbitration shall be divided and paid equally by the parties, but each party shall be solely responsible for attorney fees and expenses incurred by that party in the conduct of the arbitration.

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SUBSCRIPTION PROCEDURES

Participation in this Offering will occur through the Accrew App. Prospective Members must complete Accrew’s standard KYC/identity verification and, if verified, the Company may issue and record Class B Shares directly to the Member as described above.

SUBSCRIPTION PROCEDURES AND REQUIRED OPT-IN

Before any Member is first issued Class B Shares, each Member must (i) affirmatively opt-in within the App to receive Accrew Class B shares, (ii) acknowledge receipt of the most recent qualified Offering Circular (via link in-App) and agree to the Terms, and (iii) provide any certifications we require (including Regulation A investment limit certifications for any cash purchases, if permitted). The App records time-stamped acceptances (user ID, device, IP) and stores them with the transfer-agent record. Class B Share issuances become effective only after the opt-in is completed and the issuance is recorded on the Company’s books or by the transfer agent.

ELECTRONIC DELIVERY

By becoming a Member, Members consent to electronic delivery of Offering Circular updates and ongoing reports (Forms 1-K, 1-SA, 1-U). We will provide in-App notices when new filings are available and maintain access to current and historical filings within the App.

KYC PROCESS

  All potential Members must pass Accrew’s know-your-customer ("KYC") checks. Using Socure Inc., or a similar identity verification service, to verify the potential Member’s identity. Mbanq, Inc., the Company’s current banking-as-a-service provider, will also require potential Member’s to complete a KYC module that potential Member’s must complete. If the potential Member passes the KYC process, he/she/it will become a Member; if he/she/it fails the KYC process, he/she/it is prohibited from becoming a Member. All potential Member’s will be required to, at the very least, provide the following information: First Name,
  Last Name,
  Birth Date,
  Phone Number,
  Email,
  Address, and
  Social Security Number.

TERMS OF SERVICE

All potential Members must also agree to the Terms of Service before becoming a Member.

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USE OF PROCEEDS

The Company will not receive any cash proceeds from the sale of Class B Shares made pursuant to this Offering Circular.

Instead, the Company may issue Class B Shares to Members as described above. The only way the Company will earn money is through Member’s use of the App. The Company will likely transfer some of these profits to the Profit-Sharing Pool as described above.

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DESCRIPTION OF BUSINESS

GENERAL OVERVIEW

Accrew is a Fintech company developing a banking application. Accrew’s objective is to align the financial interests of eligible Members with the economic performance of Accrew by allowing them to receive Class B Shares under the Program. As Members use their Accrew accounts (for spending, referrals, etc.), Members may earn Class B Shares.

Accrew is not a bank, but is an app that provides banking services. Banking services are provided by Mbanq and Partner Banks. Members who receive Class B Shares become equity holders of Accrew, Inc. only to the extent of the Shares actually issued to them. Members do not own or have any economic interest in Mbanq or the Partner Bank.

Accrew also plans to transfer its banking profits to the Profit-Sharing Pool. Holders of Class B Shares can then redeem their Shares for cash from the Profit-Sharing Pool. Therefore, Members share in the upside of Accrew’s profits, similar to a modern twist on a credit union or cooperative, but in a for-profit startup model delivered via the App.

Accrew, Inc. is the sole corporate entity at this time. We do not have any subsidiaries. In the future, for regulatory or operational reasons, we might form subsidiaries. For example, if we pursue lending, we might create a separate entity to engage in lending. Currently, all operations are under Accrew, Inc.

As of the date of this Offering Circular, the Company has 3 full-time and 3 part-time employees. We also employ several independent contractors to assist in designing our App, including aspects of the Member experience. We expect to hire additional full-time employees, such as support agents and engineers, as our Company grows. However, the current number of total employees is under 10 people.

Please note that Accrew, Inc. is not a bank. Banking services available through the App are provided through Mbanq and one or more FDIC-insured Partner Banks identified in the App and applicable account disclosures. Eligible Member deposits are held at the applicable Partner Bank, not by Accrew. FDIC insurance applies to eligible deposits held at the applicable Partner Bank subject to applicable terms and requirements. Accrew's Shares are securities and are not FDIC insured.

HISTORY AND DEVELOPMENT

The Company was incorporated in Delaware on September 24, 2021. Since inception, we have been primarily engaged in research and development - designing the product, writing software, conducting market research, and structuring the legal framework for the Member-ownership model. In 2023 and 2024, we raised funds through a SAFE offering that was exempt from registration with the SEC through Regulation Crowdfunding. The Regulation Crowdfunding offering brought in approximately $89.5k (through 12/31/2023) and an additional $114k in 2024.

We used these funds, as well as capital acquired through sales of Shares to founders to build our minimum viable product ("MVP") - the Accrew App - and to form partnerships with financial service providers. We have spent modestly on operations: our audited financials for 2023 and 2024 show that we kept expenses low (operating expenses of approximately $32,000 in 2023 and approximately $21,000 in 2024) focusing on essentials like software development, platform fees, and professional services. In late 2024, we completed development of our beta app and began limited internal testing.

CURRENT OPERATIONS

As of the date of this Offering Circular, Accrew is ready to launch the App in the Google Play and Apple app stores. Once this Offering Circular is qualified, the Company’s banking partners will turn on their API’s to enable the App’s banking functionality. The Accrew App core features such as: opening a checking account with our partner bank, receiving a virtual and physical debit card, spend tracking, ability to connect external accounts (via Plaid) so you can see all your finances in one place, and importantly, a Shares dashboard where Members can see the Shares they’ve earned and request redemptions.

We rely on partnerships with service providers to provide critical infrastructure that allows a us to offer banking services without having to register as a bank. Leveraging banking-as-a-service means we can focus on the user experience and unique features. A description of our relationships with our third-party service providers is below.

Banking-as-a-Service Partner

We have partnered with Mbanq to serve as our technology provider, banking-as-a-service partner, and banking program manager. Mbanq provides technology and program management services and connects Accrew to one or more FDIC-insured Partner Banks. Mbanq is not itself the depository institution for Member deposit accounts.

In 2025, the Company entered into a banking-as-a-service and strategic platform services agreement with a third-party provider to support banking infrastructure, payment processing, compliance support, card issuance, customer onboarding, and related technology services. Under that agreement, the Company is obligated to pay implementation fees of approximately $500,000 and minimum monthly service fees of approximately $15,000, in addition to transaction-based processing charges and other usage-based costs. In connection with this arrangement, the Company paid approximately $50,000 during 2025 as a non-refundable upfront co-pay/set-up fee to access a financial assistance/value package and related hosted services, and the Company may receive additional implementation support and financial assistance from the provider that is recoverable through future economic participation and interchange-related revenues generated by the platform. As of December 31, 2025, the Company had $56,091 in cash and cash equivalents, which management believes will be insufficient, standing alone, to satisfy these commitments absent growth in Member adoption and platform revenue following the launch of the App.

Mbanq and Partner Banks

One or more FDIC-insured Mbanq Partner Banks will provide the deposit accounts, applicable debit card, payment rail, and settlement services used by the App. The specific Partner Bank serving a Member will be identified in the App and the applicable account disclosures. Accrew may change or add Partner Banks as permitted by its program agreements and applicable law.

Payment Processing

Galileo is our current card payment processor, handling debit card transaction authorization and settlement.

Card Network

We are integrating with Visa as our debit card network. Accrew cards will carry the Visa logo. This allows worldwide acceptance of the card.

Account Aggregation

Through Plaid, Members can link their external bank accounts and financial tools into the App. This gives Members a single dashboard to view balances and transfer funds between Accrew and outside accounts.

ATM Network

We plan to provide surcharge-free ATM access via the MoneyPass network (40,000 ATMs in the US) for in-network usage. If members use out-of-network ATMs, we charge a small fee ($2.50).

REVENUE MODEL

Accrew’s initial revenue will come from three primary sources. Those are described in detail below.

Interchange Fees

When a Member uses its Accrew Card, interchange economics arise under the applicable card-network and program arrangements. Gross interchange is subject to card-network and processor assessments and other transaction-level charges, then to the contractual economics of the applicable Mbanq Partner Bank and Mbanq, and to refunds, reversals, chargebacks, and other adjustments. “Net Interchange” for the Program is only the residual interchange-related revenue actually recognized or remitted to Accrew after those upstream deductions and allocations. Accrew does not represent or guarantee that Net Interchange will equal any fixed percentage of Spend. Actual Net Interchange will vary by transaction, network, merchant category, program economics, and other factors. Under the Program, the Management Team intends to designate between 20% and 50% of Net Interchange for the Profit calculation, subject to the greater-of-Net-Income formula described in the Definitions section of this Offering Circular.

Out-of-Network ATM Fees

We intend to provide free ATM withdrawals within the MoneyPass network to our Members (meaning Accrew covers those normal ATM fees to make it free for the Member). However, if a Member uses an ATM outside that network, we charge are Members a fee of $2.50 for each withdrawal in addition to any fees charged by the owner of the ATM. This is a smaller slice of revenue but still notable.

Net Interest Margin ("NIM")

Member deposit accounts at an Mbanq Partner Bank may generate interest or other deposit-related economics under the applicable Partner Bank and Mbanq program requirements. The amount ultimately payable or credited to Accrew will depend on those agreements, prevailing interest rates, Member balances, Partner Bank and Mbanq economics, and other factors. Accrew does not guarantee a particular NIM rate, Member yield, or retained spread unless expressly stated in the applicable deposit disclosures. Deposit-related revenue, if any, is separate from the definition of Net Interchange.

Future Potential Revenues

Once we have a steady group of Members, we may expand to offer Members other financial products, such as personal loans or lines of credit, investment products, insurance products, and subscription services for premium features, etc. All of these new products will create additional revenue streams for the business. However, we do not plan to offer such products in our nascent stage.

Our revenue model aligns with usage: if our Members are active (spending, transacting), we earn more. That incentivizes us to encourage engagement-hence the share rewards for more spending and referrals, creating a feedback loop where more engagement leads to more revenue, which then grows the Profit-Sharing Pool and increases Share value, rewarding those who engage.

MARKET OPPORTUNITY AND COMPETITION

We operate at the intersection of retail credit union banking and Fintech.

Problem We Solve

Traditional banks generate huge profits (big banks average $16 billion in profit from their customers), yet those profits go to shareholders, not to the account holders. Meanwhile, customers endure high fees (nearly $98/year on average in checking fees) and low interest rates (an average of 0.03% on checking accounts). Branch banking has high overhead, which partly drives those fees and costs, and big banks often lag in digital innovation. Young consumers (Millennials and Gen Z) are less loyal to traditional banks and more open to alternatives, especially mobile-first solutions. The rise of neobanks shows people will try new banking apps for a better user experience or lower fees.

Accrew’s opportunity is to appeal to consumers who value financial upside and community participation. The differentiating feature is the opportunity for eligible Members to receive a limited equity interest in Accrew, Inc. through Class B Shares, rather than merely traditional points or cash-back rewards. A Member does not acquire ownership of Mbanq or a Partner Bank by holding Class B Shares. Class B voting is limited and is primarily advisory except where class voting is required by law.

Expected Member Base

We expect initial Members will come from tech-savvy individuals looking for better rewards and community involvement in their finances. A potential niche customer base is also content creators or influencers. Our plan is to target influencers and creators, because they can then invite their followers and benefit from referrals and effectively become evangelists. By empowering influencers as co-owners, we hope to spark viral growth. This is a novel approach that our competitors have not taken to marketing services.

Competition

The U.S. retail banking market is enormous. Large banks such as Chase, Bank of America, and Wells Fargo, are indirect competitors in that they provide banking services, but we have a different business model.

Fintech digital banking is a competitive sub-sector with players like Chime, Varo, Current, and Ally. These institutions compete for the same user base by offering no-fee accounts, early direct deposit, savings tools, and flashy apps. However, none of these banks offer equity to their users.

There are also rewards-based card programs, such as the startup Point app which gives cash-back to users or others that give users fractional stock as rewards. There is also Bumped, a Fintech that gave its users a fractional share of stock, albeit not Bumped stock, for each purchase made with participating brands. Thus, competition is multifaceted.

In order to stay ahead of our competition, we need to ensure that our App features keep up with and stay ahead of those of other Fintech banks.

Competitive Advantage

Our competitive advantage is meant to be the alignment of incentives: unlike other banks or Fintech companies, our customers are effectively stakeholders. We believe this will improve retention. It might also reduce marketing costs in the long run as Members are incentivized refer the App to potential new Members. If successful, this dynamic could result in lower customer acquisition costs and higher lifetime value than typical. Our projection model estimates ~$16 in customer acquisition costs with viral growth of $105 revenue per Member per year, which yields favorable unit economics if achieved. Early traction and the actual metrics may differ, however.

Our stance is that Accrew’s community ownership angle is unique and can carve out a loyal niche if executed well. Over time, if we gather significant Members, we might expand globally or into adjacent products, effectively becoming a broad financial platform offering a variety of products.

In conclusion, Accrew is in the early stages of trying to disrupt how banking profits are distributed. Our focus in the near term is launching the product, improving the App based on Member feedback, and scaling our Member base while maintaining robust compliance and operational reliability. This Offering will be crucial to fueling that journey. If successful, Accrew could not only generate financial returns but also demonstrate a novel model of shared capitalism in consumer finance.

GROWTH STRATEGY AND ROADMAP

Upon the qualification of this Offering Circular, we hope to hit the following key milestones.

5,000 Members within ~1 year of the Offering Circular’s qualification. To achieve this, we will employ marketing campaigns to target specific communities, such as young users. 25,000 Members in the second year. This would likely require broader marketing, including possible regional or college campus campaigns, and potentially collaborative promotions with other Fintech platforms to grow our Member base.

Beyond that, we hope to have hundreds of thousands and eventually millions of Members by our fifth year of operations (we have projected 1.74 million Members by our 5th year of operations). However, this is ambitious and would require significant marketing expenditures.

We also plan to continuously improve the App with new features, such as connecting investments (through Apex Clearing or a similar service provider), integrating AI chatbots, and providing AI-driven insights for Member finances, etc. We see these features as value-adds to keep our App competitive.=

PROPERTY

Intellectual Property

The concept of our Member equity rewards and a profit-sharing model as implemented is an important part of our business strategy, but the general concept and idea cannot be patented. We have applied for trademark protection for the name. Our software is proprietary and the code for the App and algorithms for Share distribution are trade secrets and/or internal intellectual property. We rely on copyright protection for our software and will have agreements to protect our rights. We also rely on confidentiality and invention assignment agreements with our employees and contractors to secure intellectual property rights.

Facilities

We are a digital company. The address at 320 W Ohio St, Suite 3W, Chicago, IL 60654, is a co-working or office space. We do not own any real estate or large physical assets. Our team may work remotely and gather at an office as needed. As we grow, we might lease office space in Chicago where the team is currently based. But at present, our overhead expenses are minimal.

REGULATORY CONSIDERATIONS

Accrew itself is not a bank, so we avoid banking charter requirements by partnering with a chartered bank. However, as we’re effectively an agent of the bank, we must comply with banking regulations indirectly (our partner bank imposes compliance obligations on us - e.g. we must adhere to KYC/AML rules when onboarding potential Members, which we do via verification processes).

We will treat the monthly Share issuances to Members as part of this Offering. If needed, we may use Form 1-U to report those issuances or have an offering circular supplement with updated information. We believe by doing so, the issuance of Shares to Members remains compliant with securities laws and regulations. We have also prohibited the transfer of the Class B Shares to third parties to ensure that we do not inadvertently create a public market for unregistered securities.

We also have to comply with consumer finance laws: e.g., Regulation E and the Electronic Fund Transfer Act applies to the debit cards and accounts we offer through our partner banks (we provide disclosures about fees, users’ rights for unauthorized transactions, etc.), Regulation Z and the Truth in Lending Act will apply if we ever lend money, FDIC advertising rules apply, and we must comply with privacy laws.

LEGAL PROCEEDINGS

The Company is not currently involved in any litigation or legal proceedings. To management’s knowledge, there are no pending or threatened lawsuits or regulatory actions against Accrew. We also have no concluded legal proceedings in the past that would be material and we have never been involved in any legal proceeding or been threatened with litigation. (The management representation letter confirms no known litigation or claims as of the audit date.) Of course, as a startup, we could become subject to legal claims in the future as business goes on (like intellectual property disputes or customer complaints), but none exist now.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis ("MD&A") covers information about our financial condition and results of operations for the years 2023 and 2024 calendar years and other information relevant to understanding our financial situation and future plans. You should read this section in conjunction with our audited financial statements and the accompanying notes for those periods, which are provided in this Offering Circular. This MD&A may contain forward-looking statements and actual results could differ materially due to the factors discussed in "Risk Factors" and elsewhere in this Offering Circular

OVERVIEW:

Accrew is a development-stage company that, as of the end of 2025, had not yet launched its revenue-generating operations. We have been focused on building our App, forming partnerships, and preparing for our App’s launch. Consequently, our financial results for 2024 and 2025 reflect a pre-revenue startup with operating expenses related to development, professional and legal fees incurred in connection with this Offering, and administrative setup, funded primarily by early investments from our Regulation Crowdfunding offering and contributions from our founders.

OPERATING RESULTS

Revenues

We have recorded no operating revenue to date. In fiscal years 2023, 2024, and 2025, Accrew had no revenue, as the App was not yet live and thus generated no interchange fees, interest income, or other revenue. We anticipate that revenue will commence in 2026, assuming successful launch of the App and onboarding of Members. Initial revenues will likely be modest as user adoption ramps up. For context, our internal projections estimate first-year revenue of ~$0.13 million with a few thousand Members, scaling significantly in later years. However, these are estimates and actual results will depend on actual Member activity.

Expenses

Our expenses consist of operating expenses, which include App development and day to day costs as well as general overhead expenses, marketing expenses, and payment of contractors and other service providers.

Operating Expenses

In 2025, operating expenses were $123,577, compared to $20,915 in 2024. This increase was driven primarily by higher legal and professional fees incurred in connection with the preparation and qualification of this Offering, increased contract labor, and software and platform charges associated with a new banking-as-a-service and strategic platform services arrangement entered into in 2025, together with $270 of employee stock-based compensation expenses. Our operating expenses can be broken down as follows.

Software and Platform Changes

These are expenses and fees incurred for development tools, cloud services, and any third-party API/platform costs, including the $50,000 non-refundable upfront co-pay/set-up fee paid in 2025 in connection with our new banking-as-a-service and strategic platform services agreement. Excluding that one-time fee, software and platform charges increased modestly year-over-year, reflecting ongoing App development and integration of new services.

Year Ended December 31,

2024	2025
$10,351	$62,051

Contract Labor

Contract labor increased significantly in 2025 as compared to 2024, primarily reflecting approximately $21,807 paid to Andy Lai, our Chief Technology Officer, for contract development services. We expect contract labor and/or payroll expenses to increase in 2026 as we hire engineers.

Year Ended December 31,

2024	2025
$5,558	$21,832

Memberships and Subscriptions

These are expenses for software subscriptions, coworking space memberships, and SaaS tools, among others. Memberships and subscriptions expense increased modestly in 2025 as compared to 2024, reflecting continued use of these tools and services.

Year Ended December 31,

2024	2025
$2,321	$3,123

Insurance

These are expenses for various insurance policies, including business liability insurance held by the Company. Insurance expenses in 2025 was consistent with 2024, reflecting our business liability insurance coverage.

Year Ended December 31,

2024	2025
$1,708	$1,689

Legal Fees

Legal and professional fees increased substantially in 2025 to $34,440 (from $0 in 2024), reflecting fees incurred in connection with the preparation, drafting, and qualification of this Offering Statement, as well as general corporate and regulatory advice. We expect to continue incurring significant legal and professional fees as we operate as a reporting company under Regulation A.

Year Ended December 31,

2024	2025
$0	$34,440

Employee Stock Compensation

In 2025, the Company recognized $270 of non-cash stock-based compensation expense in connection with the equity award granted to our Chief Technology Officer (see “Directors, Executive Officers, and Significant Employees”).

Year Ended December 31,

2024	2025
$0	$270

Miscellaneous

These are minor office or general expenses we incurred.

Year Ended December 31,

2024	2025
$977	$172

Overall, operating expenses increased approximately 491% from 2024 to 2025, reflecting the ramp-up of professional, legal, and platform-related spending in preparation for this Offering and our anticipated App launch, rather than an increase in ongoing recurring operating costs.

Marketing and Advertising

Our marketing and advertising expenses remained minimal in both 2024 and 2025 as we focused our limited resources on App development and preparing for this Offering rather than Member acquisition. We expect marketing expenditures to increase materially after the qualification of this Offering Circular as growth becomes a priority.

Year Ended December 31,

2024	2025
$224	$197

Other Income/Expenses

In 2025, other income was $1,111, consisting entirely of interest income earned on our bank balance. This compares to other income of $13,904 in 2024, which included a one-time, non-recurring $12,000 refund from the termination of a contract with our previous banking partner, Solid (which had returned a previously expensed deposit), and $1,904 of interest income. Because the 2024 refund was non-recurring, other income declined significantly in 2025 despite our bank balance remaining relatively similar, reflecting a lower average cash balance and interest rate during the year.

We have no interest expenses because we have no debt. We also have not incurred any significant depreciation or amortization as we have not capitalized development costs and our management confirmed no software development costs were capitalized, all expensed as incurred. We incurred no tax liability because we incurred net losses, and any deferred tax asset from losses is fully offset by a valuation allowance.

Net Loss

Our net loss for 2025 was $122,663, a substantial increase from the net loss of $7,235 in 2024. The larger loss in 2025 is primarily attributable to increased legal and professional fees, contract labor, and platform-related software charges incurred in preparing for and qualifying this Offering and our anticipated App launch, together with a decline in other income (as the one-time $12,000 Solid refund recognized in 2024 did not recur) and $270 of non-cash stock compensation expense. We anticipate our operating expenses will continue to increase materially as we invest in growth following the qualification of this Offering, which may lead to larger net losses in the near term until revenue increases.

Comparison of 2024 and 2025

In 2024, we operated in a conservation mode, having largely utilized funds raised in our Regulation Crowdfunding offering. We slowed down spending, especially marketing, to extend our runway while preparing this Offering, and we benefited from a one-time $12,000 refund from Solid. We ended 2024 with about $98,000 in cash on hand and a net loss of $7,235.

In 2025, our spending increased substantially as we incurred significant legal, professional, contract labor, and platform-related costs in connection with preparing and qualifying this Offering and entering into a new banking-as-a-service arrangement. We also raised an additional $80,475 through a SAFE investment from our CEO. We ended 2025 with $56,091 in cash on hand and a net loss of $122,663.

Neither year had any revenue, which underscores the importance of launching the App. The Company continues to expect that it will begin to earn revenue from initial Members following the launch of the App upon qualification of this Offering.

Quarterly Trends

We have not provided quarterly results and, as a private company, we were not required to prepare quarterly reports. However, qualitatively, in early 2023, we likely incurred upfront expenses. In the first quarter of 2024, the Regulation Crowdfunding raise continued, and by the third and fourth quarters of 2024, we received the $12,000 refund. We suspect the majority of the 2024 expenses were incurred in the first half of the year, with a sharp drop in spending in the second half of the year.

In 2025, our expenses were concentrated in the second half of the year as we incurred professional, legal, and platform-related fees in connection with this Offering and our new banking-as-a-service arrangement.

Going forward, upon the qualification of this Offering, you can expect our expenses to increase dramatically. We will also start generating revenue as soon as the App is live and Member usage increases.

LIQUIDITY AND CAPITAL RESOURCES

Cash on Hand

As of December 31, 2025, Accrew had $56,091 in cash and cash equivalents. This was virtually our only asset. We had no significant liabilities and total liabilities were $0 on December 31, 2025. Thus, our working capital was approximately $56,091.

At the end of 2024, we had $98,009 in cash and cash equivalents. Our cash decreased by approximately $41,918 during 2025, as cash used in operations ($122,393) exceeded the $80,475 we raised through the issuance of a SAFE to our CEO.

Operating Cash Flow

In 2025, net cash used in operating activities was $122,393, reflecting our net loss of $122,663 for the year, partially offset by $270 of non-cash stock compensation expense.

In 2024, net cash provided by operating activities was $3,140, which was unusual for a pre-revenue startup and was primarily due to the return of a $10,375 security deposit from our previous banking-as-a-service provider, Solid.

Financing Cash Flow

We financed our operations primarily through the issuance of equity and equity-like instruments.

In 2024, financing activities provided $6,000 in cash, from an additional SAFE Raise.

In 2025, financing activities provided $80,475 in cash, from the issuance of a SAFE to Andrew Montgomery, our Chairman and CEO (see “Interest of Management and Others in Certain Transactions”). No other new equity or debt financing was issued in 2025.

All of our financing to date has been equity-based, either contributions in exchange for stock or SAFEs, which are accounted for as future equity obligations. We also did not pay any dividends and do not expect to do so until profitable and so declared by our Board, which is not anticipated in the foreseeable future.

SAFE Notes / Future Equity

As of December 31, 2025, our balance sheet shows "Future Equity Obligations" of $287,705, up from $207,230 as of December 31, 2024, reflecting the additional $80,475 SAFE issued to our CEO in 2025. This represents the total amount raised from the SAFE Raises.

Qualification of this Regulation A offering does not itself trigger automatic conversion under the SAFE instruments reviewed by the Company, and issuance of Class B Shares under the Member Rewards Program is not, standing alone, the contractual Equity Financing trigger. Instead, the automatic equity-conversion provision generally applies if the Company consummates a qualifying Equity Financing involving the issuance and sale of Preferred Stock at a fixed valuation; if that occurs while a SAFE remains outstanding, the SAFE will convert pursuant to its terms, generally into Safe Preferred Stock. The Company is separately considering voluntary agreements under which individual SAFE holders may surrender and cancel their SAFEs in exchange for an agreed number of Class B Shares. SAFEs also contain contingent rights in specified liquidity and dissolution events and should be evaluated as part of the Company's capital structure and liquidity analysis.

Any conversion will dilute the Class B Shares. Importantly, until conversion, this amount is recorded in the equity section but behaves like a liability in the sense that if an exit happened before conversion, SAFE holders would be entitled to cash or equity as described in Note 6 to the financial statements. For liquidity purposes, the amounts raised in the SAFE Raises have already been used to fund operations (the cash from them is mostly spent).

Capital Structure and Runway

By the end of 2025, we had approximately $56,091 in cash, a decrease from approximately $98,000 at the end of 2024, as our monthly burn rate increased substantially due to legal, professional, contract labor, and platform-related costs incurred in preparing for this Offering and our anticipated App launch, including significant fixed and minimum payment obligations under our new banking-as-a-service and strategic platform services agreement (approximately $500,000 in implementation fees and approximately $15,000 per month in minimum service fees). However, $56,091 is not sufficient to satisfy these obligations or to launch and operate the App for any meaningful period of time. Indeed, without this offering, additional financing, or a material increase in Member adoption and platform revenue shortly following launch, we would likely be unable to meet our contractual commitments and may need to scale back or delay our plans, or cease operations. If this offering is successful and we attract sufficient of Members, we believe we will have the capital to implement our growth plan and satisfy these obligations.

Subsequent Events

Following December 31, 2024, the Company adopted updated Bylaws and a dual-class common-stock structure in preparation for this offering. As of the date of this Offering Circular, the current Class A capitalization totals 7,830,000 issued and outstanding Class A Shares, consisting of 5,100,000 held by Andrew Montgomery, 2,400,000 held by Mark Willoughby, 300,000 held by Andy Lai, and 30,000 held by Michelle Phanthongphay. The audited financial statements present 7,530,000 common shares outstanding as of the historical December 31, 2024 balance-sheet date; the current capitalization includes the additional 300,000 Class A Shares reflected in the Company’s current cap table.

Our audited financial statements for the year ended December 31, 2025 (included in “Financial Statements” below) have been updated to reflect our actual results for the full 2025 fiscal year, including the adoption of our Amended and Restated Certificate of Incorporation and new Bylaws and share structure in November 2025, the $80,475 SAFE investment by our CEO, and the equity award granted to our Chief Technology Officer, each as described elsewhere in this Offering Circular.

Our auditor evaluated subsequent events through May 13, 2026, the date the financial statements were available to be issued, and determined that there were no material subsequent events requiring recognition or disclosure in the financial statements.

Since December 31, 2025, and up to the date of this Offering Circular, the Company has continued to incur operating expenses in the ordinary course as it prepares for the launch of the App, and our cash on hand has continued to decrease. There are no material contingent liabilities or known legal issues to report for this subsequent period.

PLAN OF OPERATIONS AND FUTURE NEEDS

Upon the qualification of this Offering, we believe our financial position will improve as the App becomes operational. If we are able to increase Members, we should generate revenue to sustain our operations and move revenue into the Profit-Sharing Pool. However, if we are not able to increase our Members or if our Members do not transact enough through the App, then we may need to find sources of additional funding or scale down our growth plan.

We do not currently have any lines of credit or traditional debt, nor do we have revenue streams to support debt servicing, so equity financing and increasing the number of Members is the only way we can raise funds. If necessary, we might explore venture debt after we have some revenue, but that is not in our immediate plan.

Milestones and Capital Allocation

We plan to use any revenue generated from the Member's use of the App to build out our team, to engage in marketing, and to fund the Profit-Sharing Pool.

We will monitor our cash flow such that we maintain a healthy reserve. We also must consider regulatory capital needs - for instance, our partner bank might require us to maintain a certain reserve for operational losses or to prefund the Profit-Sharing Pool distributions

Expected Future Revenues and Expenses

We expect interchange-related revenue to begin when the App launches and Members use their Accrew Cards. For modeling purposes, Member Spend may be used to project gross transaction volume, but the Company will not assume or represent that Accrew’s Net Interchange equals any fixed percentage of Spend. Net Interchange will depend on card-network rates, merchant categories, Mbanq and Partner Bank contractual economics, processor and network charges, refunds, reversals, chargebacks, and other adjustments. Accordingly, prior illustrative projections based on a fixed Net Interchange percentage should not be viewed as a contractual floor or guaranteed revenue rate.

It is important to note that these are projections and actual outcomes could materially differ. We present them and the projections below to potential Members to illustrate the potential trajectory.

Year 1 (partial year after launch): modest revenue, net loss as we invest in App development and Company growth.

Year 2: growing revenue but still projected loss of $444,000.

Year 3: we expect to break-even and to even have a slight profit. We project $214,000 in net income.

Year 4: We project $1.16 million in net income.

Year 5: We project $6.53 million of net income with $134 million in revenue, which assumes that we have $1.7 million Members. This is an optimistic scenario showing the upside if we capture a meaningful market share.

Profit-Sharing Pool Effect on Financials:

The Company intends to account for the Profit-Sharing Pool and Share repurchases in accordance with U.S. GAAP accounting. Because the Profit-Sharing Pool is a separate Accrew deposit account rather than a trust or separate legal entity, a transfer of cash from one Accrew account to the Profit-Sharing Pool is an internal segregation of Company cash and does not, by itself, constitute a payment to a Shareholder. Approved and completed Share repurchases or other distributions will be recognized in the Company's financial statements in accordance with the applicable U.S. GAAP treatment and the terms of the transaction.

Net income used in the Program's Profit definition will be determined in accordance with U.S. GAAP treatment. Transfers to the Profit-Sharing Pool do not change the Company’s GAAP net income merely because cash is moved between Company-owned accounts. Cash actually paid in a lawful Share repurchase will reduce Company cash and will be accounted as a repurchase of equity in accordance with U.S. GAAP. Management will consult with the Company's independent accountants regarding the appropriate presentation and disclosure as the Program becomes operational.

Going Concern Consideration

As of December 31, 2025, we had limited working capital of approximately $56,091, a decline from approximately $98,009 as of December 31, 2024, and we have entered into contractual commitments (including approximately $500,000 of implementation fees and approximately $15,000 of minimum monthly service fees under our new banking-as-a-service agreement) that substantially exceed our current cash resources.

This offering does not provide operating liquidity because proceeds are not used for Company investment or general operations. Instead, under our Program, the Company allocates Profits to the Profit-Sharing Pool.

The Profit-Sharing Pool is not intended for and will not be used for product development, marketing, payroll, or other operating expenses. Accordingly, the outcome of this Offering does not, by itself, alleviate going-concern uncertainty. Our ability to continue as a going concern within 12 months depends on (i) generating sufficient operating cash flows and/or (ii) obtaining separate financing for working capital outside of the Profit-Sharing Pool. Management’s plans include disciplined expense management, revenue growth from platform operations, and, if needed, pursuing additional non-Profit-Sharing Pool financing arrangements. If these plans are not achieved, substantial doubt about our ability to continue as a going concern could persist.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements. We have not entered into any financial instruments like swaps, or off balance sheet financing like leasing special purpose vehicles. Our only "off-balance sheet" commitments might be basic operating leases or subscription commitments, which are minimal given our small operations.

Related Party Transactions Impact

We had a related party event where a Founder paid some expenses ($6,171 in 2023) which was booked as equity contribution. This improved our equity and reduced liabilities. There were no loans from Founders outstanding (they contributed funds, they did not loan the Company any money). If needed, Founders might support the Company with short-term liquidity (e.g., pay an expense personally then get reimbursed when able, or defer any salary). As of now, neither of the Founders are drawing a salary (to our knowledge). Upon qualification of this Offering Statement, the Company may start paying salaries to the Founders. This will increase expenses. The Company pays Mr. Lai hourly for his services and paid him approximately $21,807 for contract labor in 2025. In 2025, the Company also raised $80,475 through the issuance of a SAFE to Andrew Montgomery, our CEO.

Critical Accounting Policies

The Company's financial statements are generally prepared in accordance with U.S. GAAP, as reflected in the independent auditor's report. Management's critical accounting policies include the accounting treatment of SAFEs or other future-equity obligations, income taxes and valuation allowances, software development costs, and the accounting for future Profit-Sharing Pool transfers and Share repurchases. Management will apply U.S. GAAP consistently and will consult the Company's independent accountants regarding new or material transactions.

TRENDS AND UNCERTAINTIES

Fintech Adoption

The primary trend is Fintech user adoption. We see favorable trends like increasing comfort with digital banks, resentment of bank fees by younger demographics, and the popularity of fractional investing (people like owning stocks of companies, which might analogously make them receptive to owning part of their bank). On the downside, there’s economic uncertainty (if a recession hits, people might consolidate finances with trusted institutions rather than try a new app). Additionally, the decreasing rate environment may be a cause for concern, and if it continues, the benefit of high-yield accounts offered by Accrew may dwindle.

Regulatory Scrutiny

Another trend: regulatory scrutiny on Fintechs partnering with banks (the "banking-as-a-service" model) has been increasing. Regulators like the OCC and FDIC are looking at how Fintech-bank partnerships manage risk. We have to ensure we are ahead on compliance to avoid any clampdown that could affect us.

Inflation and Cost Increases

Inflation could increase our costs, including salaries. We will factor in the potential for increased costs in our budgets, but this could also negatively affect consumer behavior. If Members spend less, we will collect lower interchange fees. However, inflation could also increase prices, which will increase the interchange fee collected as the price of a good or service increases.

PLAN OF OPERATION FOR NEXT 12 MONTHS

If we successfully qualify this offering, our plans are as follows.

  Launch the App to the public in the coming months .
  Implement aggressive marketing and referral campaigns to reach at least 5,000 Active Members by end of 2026.
  Continuously improve the product and App.
  Possibly add high yield savings accounts by partnering with a third party to invest in securities and roll out AI features to help Members manage money.
  Expand our team - hire perhaps 5-10 employees across technology and support in first half of the year, and more as needed.
  Keep an eye on costs: ensure that each $ spent on marketing is acquiring Members at a reasonable customer acquisition cost relative to lifetime value.
  Monitor regulatory compliance and possibly obtain money transmitter licenses or other regulatory approvals if Member funds flow triggers those requirements.
  Engage with the community by using our Member Voting Module (as defined below) to get Class B Shareholders involved and to build goodwill and a sense of community.

CONCLUSION

We ended 2024 in a stable but highly limited financial position - sufficient to maintain our existence for a short period, but not to launch at scale. The success of this Offering is critical to our ability to execute our business plan. Management believes that with Members, we will have the resources to reach critical mass and eventually profitability. However, as with any startup, there are numerous uncertainties. We will keep potential Members updated on our progress through our required filings.

There is an inherent risk that if our plan doesn’t go as intended (for example, if Member growth is slower or if operational costs are higher), we may need to seek additional financing or adjust our business strategy to conserve cash. Being an early-stage company, we have flexibility to pivot or cut costs if needed (since we are not locked into heavy fixed costs like manufacturing or leases).

We consider the current period (2023-2025) as the tail end of our "pre-operational" phase. This is an exciting and pivotal time - our financial results will start reflecting market validation (or lack thereof) of our concept. We appreciate our early Members’ trust and will strive to use the capital efficiently to build a sustainable, growing business that benefits our Members and Shareholders.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Below is information regarding our directors, executive officers, and key individuals, including their positions, ages, tenure with the Company, and relevant experience. Each of our Directors holds office in accordance with our bylaws until the next annual meeting of Shareholders entitled to vote or until their successors are duly elected and qualified. Our executive officers are appointed by the Board of Directors and serve at the Board’s discretion.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Andrew Montgomery	Chairman of the Board and CEO	38	September 2021 - Present	Full Time
Mark Willoughby	Director and Fractional COO	43	September 2021 - Present	Part-Time
Andy Lai	CTO	29	January 2025 - Present	Full Time
Brittni Fitzgerald	Customer Service & Sales Manager	34	January 2025 - Present	1-5 Hours
Sahid Ali	Marketing Manager	31	January 2024 - Present	1-5 Hours
Shubham Singh	Junior Developer	29	August 2025 - Present	1-5 Hours

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Andrew (AJ) Montgomery - Chairman of the Board and Chief Executive Officer (CEO), age 38.

Ownership: 5,100,000 Class A Shares (approximately 65.13% of outstanding Class A Shares).

Andrew Montgomery (often goes by AJ) co-founded Accrew and has served as CEO since its inception. He is the principal architect of Accrew’s member-equity awards concept. AJ has an extensive background in sales, marketing, and product development in the fintech and consumer finance space. Prior to starting Accrew, AJ held roles where he focused on customer acquisition strategies and product-market fit for financial products. As CEO of Accrew, AJ oversees overall strategy, product direction, and fundraising efforts. He has been instrumental in crafting Accrew’s mission and developing the Program. Under his leadership, the team conducted customer research to tailor the product to its target market. AJ is also a public representative of the Company to potential Members and the media.

Mark Willoughby, CPA - Director and Chief Operating Officer (Fractional COO), age 43.

Ownership: 2,400,000 Class A Shares (about 30.65% of outstanding Class A Shares).

Mark Willoughby is a co-founder of Accrew and has served as Fractional COO and a board member since inception. Mark is a Certified Public Accountant (CPA) and brings strong operational and financial management expertise. He previously worked as a Director of Operations at Bank of America, where he gained experience in the day-to-day management of banking processes and an understanding of traditional bank operations. Mark’s skill set complements the team by ensuring that Accrew’s ambitious ideas are grounded in solid operational execution. At Accrew, Mark oversees operational infrastructure, including banking partner relationships, regulatory compliance processes, and internal controls. He also manages the company’s finances and accounting. His prior banking experience is invaluable in navigating regulatory requirements and setting up the partnership with our issuing bank. Mark’s stewardship has helped Accrew maintain lean operations and financial discipline in the pre-revenue stage. As a director, Mark is involved in strategic decisions and provides insight into scaling operations sustainably.

Andy Lai - Chief Technology Officer (CTO), age 29. (Note: Andy is not currently member of the Board of Directors, but he is a key executive officer heading technology.)

Ownership: Andy Lai beneficially owns 300,000 Class A shares (approximately 3.83% of Class A Shares outstanding).

Andy Lai joined the founding team as CTO, bringing a strong software engineering and fintech development background. Andy has experience as a senior software engineer at a prior fintech company, where he developed secure financial applications and integrations. His expertise lies in building scalable architectures and implementing complex integrations (like those needed for our banking-as-a-service and payment processing). Since joining Accrew, Andy has led the development of the Accrew mobile application and the backend systems that handle transaction data and share tracking. He has overseen the integration of APIs from partners such as Mbanq for card issuing, tracking transactions, and other banking functions along with Plaid for account linking. Under Andy’s technical leadership, the team has built the digital ledger that will manage share issuances and redemptions in real-time. Andy is deeply involved in ensuring the security of the platform, implementing robust encryption and cybersecurity measures to protect member data. He also manages any contract engineers or development firms we’ve engaged, setting technical milestones and reviewing code. Andy’s contributions are critical to turning the Accrew concept into a functional product. Although not a director, Andy often attends board meetings to provide technical updates and input on feasibility of proposed features.

Significant Employees (Non-Executive)

At this stage, Accrew has a very small team. Aside from the executives above, we do not yet have additional significant employees that would be considered key to the business (for example, we have no CFO yet) However, we anticipate hiring or designating certain significant employees in the near future:

  Head of Compliance: We intend to recruit a compliance officer who will manage day-to-day regulatory compliance, BSA/AML obligations, etc. This person would be significant given the heavily regulated environment. (As of now Mark covers this area, but we will likely hire a specialist.)
  Microsourcing - Lead Customer Success: Once we launch, someone heading customer support and success to ensure member-owners have good experiences will be important.

These positions are not yet filled or are filled by junior staff not at a decision-making level; thus we will update in future reports when such personnel become significant.

Family Relationships.

There is a family relationship among our directors: Barbara Montgomery is the mother of AJ Montgomery. There are no other familial relationships between the directors, executive officers, and significant employees.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, in the past ten years, been involved in any legal proceeding required to be disclosed under Regulation A (such as bankruptcy filings, criminal convictions, or being subject to any court or regulatory order barring them from engaging in any business or securities activities). Each individual has a clean record in that regard.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Currently, given our limited financial resources, the Founders have not been compensated. re Any minor stipends or reimbursements have been nominal (for example, AJ was reimbursed for some company expenses, which we accounted as contributions). We anticipate formalizing salaries after the qualification of this Offering Circular: for instance, AJ, as CEO, might start receiving an annual salary (to be determined by the Board, likely modest at first to conserve cash), and Mark and Andy will likely be paid a salary as well. Mark has already received equity compensation in the form of Class A Shares for his efforts. Additionally, on November 12, 2025, the Board of Directors granted Andy Lai an equity award of 1,200,000 Class A Shares, vesting in four equal annual tranches of 300,000 shares each, with the first tranche vested upon issuance and the remaining three tranches vesting on the first, second, and third anniversaries of the grant date, subject to continued service. The Company recognized $270 of stock-based compensation expense related to this award in 2025, with $810 of compensation expense remaining to be recognized in future periods as the award continues to vest.

The Directors currently receive no separate compensation for their director roles apart from any executive compensation applicable to AJ and Mark. We have no independent directors to compensate with cash or stock yet. As we grow, we may institute a director compensation plan (often early-stage companies compensate independent directors with stock options or a small cash stipend per meeting). We will include more detailed executive compensation disclosure in our annual report on Form 1-K, including any salaries, bonuses, or stock awards.

CORPORATE GOVERNANCE

Our Board of Directors currently has three members (AJ Montgomery, Mark Willoughby, and Barbara Montgomery). Because of the small board, we do not yet have specialized committees like Audit or Compensation committees. The full Board collectively oversees those matters. This is common for a startup of our size, but as we grow and perhaps add independent board members, we will establish committees to strengthen governance. In particular, after this offering, given we will have a broader base of investors, we intend to add at least one independent director within the next 12-18 months to provide additional oversight (this is a goal, not a formal requirement at our size, but we think it would be beneficial).

ADVISORS

Although not "significant employees," it’s worth noting we have some advisors with industry experience guiding us. Since they do not have official roles or decision-making authority, we do not list them here.

SUMMARY

Accrew’s leadership team is small but brings a complementary set of skills: visionary marketing and product (AJ), financial and operational rigor (Mark), and technical expertise (Andy). They all share prior experience in Fintech/startups and a passion for reimagining banking for the next generation. As a young company, much of our success will depend on this core team’s ability to execute. We will need to expand the team as the company grows, and part of our projected future profits will be allocated to hiring skilled personnel in various functions to support our growth. We believe our current team has laid a strong foundation and will attract additional talent due to the exciting mission and the equity incentives we can offer (fittingly, as we are all about equity sharing, we will ensure our employees are also owners through the option pool).

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the current beneficial ownership of the Company’s issued Class A Shares before issuance of any Class B Shares under this offering. As of the date of this Offering Circular, 7,830,000 Class A Shares are issued and outstanding and no Class B Shares have been issued under the Program. The current Class A capitalization is: Andrew Montgomery - 5,100,000; Mark Willoughby - 2,400,000; Andy Lai - 300,000; and Michelle Phanthongphay - 30,000. Class A Shares carry the voting rights described below; Class B Shares have limited voting rights. Current percentages in the table are percentages of the 7,830,000 outstanding Class A Shares.

"Beneficial ownership" generally includes those shares that the shareholder has the power to vote or the power to transfer, and options that are currently exercisable or exercisable within 60 days.

Name of Beneficial Owner	Title/Relationship	Number of Shares Beneficially Owned	Percentage of Outstanding Shares (1)
Andrew Montgomery	Chairman of the Board and CEO	5,100,000 Class A Shares	65.13%
Mark Willoughby	Fractional COO	2,400,000 Class A Shares	30.65%
Andy Lai	CTO (Executive Officer)	300,000 Class A Shares (of a total of 1.2 million Class A Shares subject to vesting)	3.83%
All current directors, executive officers, and early investors as a group (4 persons)		7,800,000 Class A Shares (2)	99.62% (2) (3)
Other 5%+ Holders:	N/A	N/A	N/A

(1) Percentage calculations are based on 7,830,000 Class A Shares issued and outstanding as of the date of this Offering Circular. At the Company’s current target of approximately 38,000,000 total outstanding Shares across Class A and Class B, and assuming the Class A count remains 7,830,000, the Class A Shares collectively would represent approximately 20.6% of total outstanding Shares and Class B Shares approximately 79.4%. Actual percentages will change with Share issuances, repurchases, SAFE conversions or negotiated exchanges, employee equity issuances, and other corporate actions.

(2) Andy Lai beneficially owns 300,000 Class A Shares (approximately 3.83% of the current Class A Shares outstanding) as of the date of this Offering Circular. Michelle Phanthongphay owns 30,000 Class A Shares (approximately 0.38%) and is neither a director nor an executive officer. Any additional equity subject to vesting is not included as issued and outstanding unless and until applicable shares are actually issued and outstanding and are required to be included under the beneficial ownership rules.

(3) Andrew, Mark, and Andy Lai, the current executive officers included in the table, hold 7,800,000 Class A Shares, approximately 99.62% of the outstanding Class A Shares. Michelle Phanthongphay holds the remaining 30,000 Class A Shares

Other than Andrew and Mark, no other person or entity is known to us to beneficially own more than 5% of our issued and outstanding Class A Shares as of the date hereof. The one other shareholder of record is the aforementioned Michelle Phanthongphay with ~0.38% (30,000 Class A Shares), which is well below 5%.

SAFE holders are not included in the current common-stock ownership table solely by virtue of holding a SAFE because a SAFE is a contractual future-equity instrument and does not itself make the holder a common stockholder before Shares are issued. Qualification of this Regulation A offering does not automatically convert the SAFEs. Future ownership from SAFEs will depend on either a qualifying Preferred Stock Equity Financing under the applicable SAFE or a separately negotiated and completed SAFE exchange or settlement. The Company will update beneficial-ownership disclosures when Shares are actually issued or when beneficial ownership is otherwise required to be reported.

VOTING RIGHTS

The current Class A Shareholders hold the Company’s voting power associated with Class A Shares. Andrew Montgomery and Mark Willoughby together own approximately 95.79% of the outstanding Class A Shares and therefore exercise effective voting control. Andy Lai owns approximately 3.83% and Michelle Phanthongphay approximately 0.38%. Class B Shares issued under this offering generally will not vote for directors and will have only the limited voting rights described in this Offering Circular. Accordingly, the Founders are expected to retain effective control after Class B Shares are issued, although their collective economic percentage will be diluted.

CHANGES IN CONTROL

We are not aware of any arrangements (like voting trusts or shareholder agreements) that might result in a change in control of the Company. The Founders have not entered into any agreements to act in concert beyond their mutual understanding as Founders. There are no pending acquisition or merger deals. Given the combined insider ownership of Class A Shares, a change in control would only occur if Insiders chose to sell a controlling stake or significantly dilute themselves, which is not anticipated in the foreseeable future.

EFFECT OF OFFERING ON OWNERSHIP

The Company’s current operational target is approximately 38,000,000 total Shares outstanding across Class A and Class B. Based on the 7,830,000 Class A Shares currently outstanding, reaching that target without other equity changes would imply approximately 30,170,000 Class B Shares outstanding; the Class A Shares would represent approximately 20.6% of total outstanding Shares and the Class B Shares approximately 79.4%. This is an operational target rather than a guarantee. The Offering qualifies up to 40,000,000 Class B Shares, and actual outstanding Shares may differ because of monthly issuances, repurchases, SAFE conversions or exchanges, employee equity, other financings, stock splits, and other corporate actions. Class A Shareholders will retain the voting rights even if their economic percentage declines.

EMPLOYEE AND BOARD EQUITY PLANS

We have authorized an Employee Share Pool of 10,000,000 Class A Shares for equity incentives (under Board-approved plans). As of now, no formal stock option plan has been qualified/offered (and any options to be granted would likely be issued under Rule 701 or a separate registration in future). No options or warrants are currently outstanding. When we do issue options, it will dilute existing holders, but likely at future dates.

SUMMARY

Before the offering, Insiders own most of the Company’s Class A Shares and therefore control voting. After the qualification of the offering, they will still control voting due to the Share class structure, while Members will own a significant portion of economic interest as Class B Shareholders. We believe transparency about this structure is important (hence the risk factor on control by Insiders). Any future material changes, such as changes to the classes of common stock, will be communicated to Members.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

This section describes any material transactions since inception (September 2021) to the date of this Offering Circular, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $5,000 (a threshold to pick up meaningful items given our small size), and in which any of our directors, executive officers, or beneficial holders of more than 10% of our shares (collectively, "insiders"), or any immediate family member of or entity controlled by such persons, had or will have a direct or indirect material interest.

Founders’ Equity Issuances

Upon incorporation in September 2021, the Company issued shares of common stock to the founders: 5,100,000 shares to Andrew Montgomery; 2,400,000 shares to Mark Willoughby; and 30,000 shares to an early contributor (Michelle Phanthongphay). These issuances were for a nominal price (essentially founder shares for initial capitalization of the company). At the time, the total of 7,830,000 shares constituted 100% of the Company. Andrew and Mark, as Insiders, received their shares in this founding transaction. Because this was essentially the formation of the Company, one could consider it a related party transaction. However, it was arm’s-length in the sense it was proportional to their relative contributions and agreement as co-founders. The price per share was extremely low (par value $0.00001 per share), typical for founder stock. This transaction set the ownership structure that still exists.

SAFE Investments

In 2023, the Company raised capital through SAFEs issues pursuant to a Regulation Crowdfunding Offering, totaling approximately $201,230 in aggregate proceeds in 2023 and an additional $6,000 in early 2024. In 2025, the Company raised an additional $80,475 through the issuance of a SAFE to Andrew Montgomery, the Company’s Chairman of the Board and Chief Executive Officer. As of December 31, 2025, a total of $287,705 had been raised in the SAFE Raises.

Regulation A qualification does not automatically convert those SAFEs into Class B Shares. Under the instruments reviewed, automatic conversion generally occurs upon a qualifying Equity Financing involving the issuance and sale of Preferred Stock at a fixed valuation, in which case the applicable SAFE converts under its own terms. The Company may separately negotiate voluntary SAFE-for-Class-B exchange agreements.

Certain SAFE financings involve or may involve related parties and therefore should not be described categorically as transactions only with outside investors. The Company has reviewed SAFE instruments issued to Andrew Montgomery, the Company’s Chairman and Chief Executive Officer, including a SAFE with a purchase amount of $80,475 dated December 31, 2025, and to Barbara Montgomery, a director and Andrew Montgomery’s mother, including a SAFE with a purchase amount of $85,000. Any future negotiated SAFE-for-Class-B exchange with an insider or director will require appropriate corporate approval and related-party disclosure.

Contract Labor Paid to Chief Technology Officer

During 2025, the Company paid Andy Lai, our Chief Technology Officer, approximately $21,807 for contract labor services rendered to the Company, in addition to the equity award described under “Directors, Executive Officers, and Significant Employees.” Because Mr. Lai is an executive officer, these payments constitute a related-party transaction. The Company believes these payments were made on arm’s-length, hourly-rate terms consistent with the value of services provided.

Expenses Paid by Officer (2023)

In 2023, certain Company expenses totaling $6,171 were paid personally by a founder (or an entity affiliated with a founder) and were not reimbursed by the Company. Instead, these expenses were treated as a capital contribution to the Company and added to additional paid-in capital ("APIC"), effectively increasing the Founder’s investment in the Company.

Specifically, these were likely operational expenses (perhaps software or legal fees) that our CEO, Andrew Montgomery, covered out-of-pocket when the Company’s cash was low, thereby ensuring bills were paid. The audit notes show "Expenses contributed as capital: $6,171" for 2023. This is a related-party transaction in that an officer paid company costs. It was done for the Company’s benefit, and there was no expectation of repayment, hence it became equity. By doing so, Andrew’s effective equity stake increased marginally via the contribution, though we did not issue new shares to him at that time; it just increased APIC. This transaction was approved by management, the other co-founder, Mark. It reflects the founders’ commitment to the Company and did not adversely affect the Company; in fact, it kept us going.

Other than recording it in our books, there are no further obligations - Andrew will not be repaid that $6,171; it’s permanently in the Company now. This kind of support might happen again if needed. For example, if short-term cash is needed, an insider might cover and either treat as contribution or short-term loan. If a loan, we’d disclose terms. As of now, no outstanding loans from insiders exist.

Office Space and Other Resource Sharing

The Company’s address may be a co-working space or similar arrangement. It’s possible that one of our founders signed the lease or membership personally and let the Company use it. If, for instance, Andrew had a co-working membership he lets Accrew utilize without charging rent, that is a related arrangement (benefiting the Company). There’s no monetary transaction to disclose, but it’s worth noting the founders have been providing intangible support. If any rent was paid to an entity of a founder, we’d disclose it. To our knowledge, the Company itself likely pays any co-working fees directly (which are minor), or the founders cover it as part of those contributed expenses. We will formalize leases once we have significant operations.

Partner Relationships

None of our key partners (bank, processors, etc.) are affiliated with insiders. Mark came from Bank of America, but the Company does not work with Bank of America. So, there is no conflict. Furthermore, there are no family relations or insider relationships with vendors and other third-party service providers.

Indemnification and Advancement

Our bylaws and indemnification agreements (if any) provide that we will indemnify officers/directors for certain liabilities. This is a standard arrangement but worth noting that if in the future the Company has to advance legal fees or indemnify an insider in a lawsuit, that’s a transaction of interest. As of now, no such situation has occurred.

Board Composition and Control

Our Board currently consists of Andrew (AJ) Montgomery (Chairman & CEO), Mark Willoughby (Secretary of the Board & Fractional COO), and Barbara Montgomery (Director) (who is AJ Montgomery’s mother). While not a "transaction," it’s relevant that our insiders control the company via Class A Shares. They could make decisions such as setting their own compensation (when we have profits, maybe awarding themselves bonuses) or entering into related-party deals. However, these persons are bound by fiduciary duties and the Company plans to introduce independent directors to provide additional oversight. We have no independent board members now to ratify related-party transactions, we intend to have independent directors approve any material related party deals or transactions in the future.

Proposed Transactions

As of now, the Company is not a party to any proposed transaction involving an Insider. If, hypothetically, after the qualification of this Offering, we decide to pay salaries to Andrew and Mark, that would be a related-party transaction (compensation). We expect to start paying them reasonable salaries for their roles (to be determined by the Board). For instance, we might pay Andrew’s a salary of $300,000. That will be disclosed in future reporting but it’s not a "transaction" requiring approval beyond Board approval. Still, note that Insiders will draw compensation, which is inherently interested but typical.

Policies and Procedures

When we have a larger Board, we plan to implement a policy that any related-party transaction (as defined under applicable rules) will require approval by disinterested directors or by the audit committee (once established). So far, the transactions with Insiders have generally provided value to the Company through capital contributions and paying expenses, rather than extracting value.

In summary, aside from founders paying a small amount for their stock and a founder covering some bills, there have been no transactions in which management or significant holders had a material conflicting interest. We have not extended any loans to officers or directors, nor have we purchased any assets from or sold any assets to them. If any such transaction arises, we it is legal and disclosed if necessary.

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SECURITIES BEING OFFERED

We are offering Class B Shares of Accrew, Inc. pursuant to this Offering Circular The following is a summary of the rights and preferences of our securities, particularly focusing on the Class B Shares being offered, and how it differs from our Class A shares and other securities. This summary is qualified in its entirety by reference to our Certificate of Incorporation (as amended) and Bylaws, which are available to investors (we can provide copies upon request) and are summarized in part here.

GENERAL

Our authorized capital stock consists of 80,000,000 shares of common stock divided into Class A and Class B Shares. As of the date hereof, 7,830,000 Class A Shares are outstanding. The Company’s current operational target is approximately 38,000,000 total outstanding Shares across Class A and Class B. At that target, assuming no change to the 7,830,000 Class A Shares, Class A would represent approximately 20.6% and Class B approximately 79.4% of the outstanding economic interests. The Company established a dual-class structure to provide limited voting rights to Class B Members while retaining voting control with Class A holders. Future issuances, SAFE conversions or exchanges, employee equity, repurchases, and other corporate actions may change these percentages.

COMMON STOCK

The two classes of common stock, Class A and Class B, are identical in most respects except as noted below.

Voting Rights

Class A Shares

Class A Shares have full voting rights-each Class A Share entitles its holder to one vote on all matters submitted to a vote of stockholders.

Class B Shares; Member App Proposals and Advisory Voting

Class B Shares, on the other hand, have very limited voting rights. Specifically, Class B Shares do not have the right to vote in the election of Directors or on most routine corporate matters. Class B Shareholders are entitled to vote only in scenarios where class voting is required by Delaware law.

However, the Corporation shall maintain within its App a proposal and voting module (the "Member Voting Module") enabling Class B Shareholders to: (i) propose and vote on potential company acquisitions or investments intended to generate profits for the Company and its Shareholders; (ii) propose and vote on App features or other product priorities; and (iii) vote when the Board seeks Class B Shareholder input on Company-specific policies. Here, votes are Program advisory votes and do not supersede the Act, the Certificate of Incorporation, the Bylaws, or the Board’s authority or fiduciary duties.

Eligibility to Propose; Submission Standards

Proposals

Any Class B Shareholder that is not currently subject to an active Compliance Freeze may submit a proposal through the Member Voting Module, subject to submission thresholds and formatting guidelines established from time to time by the Board (e.g., evidencing minimum Member support or share backing, business case, compliance certifications, and budget parameters).

Screening

The Management Team may screen, consolidate, or decline proposals for any reason, including a belief that a proposal is unlawful, impracticable, duplicative, or insufficiently supported, and may request revisions for clarity, feasibility, or compliance.

Record Date; Voting Power

Record Date

For each proposal, the Board (or its designee) shall set a record date under Section § 213 of the Act, and Eligible Voting Shares (defined below) for such proposal shall be determined as of such record date, regardless of later cures to Compliance Freezes.

Voting Power

On each issue presented for consideration in the Member Voting Module, each Class B Shareholder shall be entitled to one (1) vote per Eligible Voting Share held as of the record date. "Eligible Voting Shares" means all Class B Shares that are not (a) designated as Excess Class B Shares or (b) held by a Shareholder subject to an active Compliance Freeze.

Delegation/Proxy

Voting by in-app delegation or proxy is permitted; however, no single delegate may exercise 20% or more of the total delegated Eligible Voting Shares in any advisory vote unless such concentration is itself approved by 50% or more of Eligible Voting Shares in that advisory vote.

Quorum; Approval, Availability and Voting Window

Available Period

Once a proposal is certified by the Management Team and posted in the Member Voting Module, it shall remain open and visible for Class B Shareholder voting for not less than twelve (12) months from its opening date (the "Availability Period"), unless earlier withdrawn by the Board for legal, regulatory, or compliance reasons stated on the proposal page.

Quorum Measurement

Quorum is achieved at any time during the Availability Period when valid ballots cast represent 20% or more of the Eligible Voting Shares for that proposal as of the applicable record date.

Final Voting Period After Quorum
Upon quorum being achieved, the proposal immediately enters a final voting period of sixty (60) days (the "Final Voting Period"), during which Members may cast new ballots or modify previously submitted ballots. The Final Voting Period may extend beyond the Availability Period, and the proposal shall remain open solely to complete this 60-day period, after which the polls close and results are certified.
Approval Threshold

A proposal is advisory-approved if, upon close, 50% or more of the Eligible Voting Shares cast are in favor, with votes weighted one (1) vote per Eligible Voting Share.

Lapse if no Quorum

If a quorum is not achieved within the Availability Period, the proposal automatically expires and is removed from the Member Voting Module. Any resubmission must be filed as a new proposal and satisfy then-current submission standards.

Effect; Board Action; Legal/Financial Conditions

Advisory Effect

Outcomes under this Section 3 are non-binding and neither the Management Team nor the Board is obligated to act on any advisory-approved proposal. The Board retains full authority to accept, modify, defer, or reject any proposal, subject to applicable law and the Bylaws.

Any Member-approved acquisition/investment remains subject to Board approval, due diligence, financing availability, regulatory approvals, and applicable law.

No impairment; surplus

No action may be taken that would impair capital, contravene Section 160 or 170 of the Act, or otherwise violate law or the Certificate of Incorporation.

Process Integrity; Compliance

The Management Team may (i) implement anti-money laundering and "know your customer" rules, device/account authentication, anti-fraud controls, rate limits, and audit logs for the Member Voting Module; (ii) invalidate votes cast in violation of law or the Bylaws; and (iii) take reasonable measures to preserve fairness, security, and reliability of voting.

Notice; Results; Disclosure

The Corporation shall provide in-App notice of proposal openings, quorum, and closings and publish aggregate results after certification. If a vote concerns a matter that requires public disclosure under Regulation A promulgated under the Securities Act of 1933 or other applicable law, the Corporation shall make timely filings and investor notifications as required by such law or regulation.

No Waiver of Statutory Stockholder Rights

Nothing in this section limits or replaces statutory stockholder meetings, consents, or votes required by the Act, the Certificate of Incorporation, or the Bylaws. If the Board elects to seek a binding stockholder vote on any matter, such vote shall be conducted in accordance with the Act and Article III of the Bylaws.

Economic Rights (Dividends and Liquidation)

Class A and Class B shares are economically pari passu, meaning they share equally in dividends or distributions when and if declared. However, as a policy, we do not intend to pay traditional dividends on common stock. Instead, the mechanism for sharing profits is through the Profit-Sharing Pool and share redemptions. If the Board were to declare a cash dividend outside of the profit-sharing program, Class A and Class B would have equal rights.

In a liquidation or dissolution of the Company (after all debts and any creditors are paid), any remaining assets would be distributed to common stockholders pro rata. At that point, Class A and Class B would rank equally in claims to assets. So in a sale of the Company or liquidation, both classes get the same per-share payout.

Profit-Sharing Pool & Redemptions

The unique economic aspect of the Shares is the Company’s intended Profit-Sharing Pool and discretionary redemption program. The Profit-Sharing Pool is a separate Accrew, Inc. deposit account at an FDIC-insured Mbanq Partner Bank and remains a corporate asset unless and until funds are paid in an approved and lawful redemption. Shareholders may request redemption, but no redemption is guaranteed, and any repurchase is subject to Board or delegated approval, applicable Program restrictions (including Owner Rewards Adjustments), legally available surplus and other Delaware-law limitations, and other applicable law. Both Class A and Class B Shares participate economically on the terms, described in this Offering Circular, subject to applicable Insider restrictions.

It’s important to note that NO SHAREHOLDER HAS A GUARANTEED RIGHT TO A CASH REDEMPTION, A DIVIDEND, OR ANY DISTRIBUTION. Any payout from the Profit-Sharing Pool happens only if the Board allows redemptions.

Transfer Restrictions

Our Certificate of Incorporation imposes restrictions on transfer for both classes, but they are particularly aimed at Class B Shares. Class B Shares are not permitted to be sold, assigned, or transferred to third parties without Company consent. The Bylaws explicitly state that Class B can only be exchanged with the Company (redeemed). We do not intend to waive this restriction in general. This means a Member cannot simply sell their Class B Shares, even privately, unless the Company approves.

Class A Shares held by Insiders are also subject to transfer restrictions. Generally, the Insiders cannot sell or even redeem their Shares for cash held in the Profit-Sharing Pool for at least 2 years.

In short, the Shares offered are not freely tradable. Any transfer of the Shares to a third-party must be made pursuant to a registration statement filed with the SEC or an exemption therefrom We have no plans to list the Class A or the Class B Shares on any exchange or trading platform. The certificate for Class B (or electronic record) will bear a legend about these restrictions. The only liquidity path for Shareholders is through redemption with the Company.

Preemptive Rights

Neither class of common stock has preemptive rights. This means current Shareholders do not have an automatic right to participate in future stock issuances to maintain their percentage ownership. The Board can issue additional shares (within the authorized capital) to new or existing investors without offering them to existing Shareholders first. This is pretty standard; investors should anticipate potential dilution (as discussed).

Stock Splits, Adjustments

If the Company engages in any stock splits or combinations, such action would apply equally to both Class A and Class B Shares so as to not alter relative rights.

Dividend Policy

The Company does not intend to pay cash dividends. Instead, Class A and Class B Shareholders can redeem their Share for a cash from the Profit-Sharing Pool. For more information on the Profit-Sharing Pool, see the section entitled "The Offering and Plan of Distribution; Selling Security Holders" above. No dividends have been declared since inception. Any future change to this approach would be subject to Board decision. If we ever did declare an actual dividend, under Delaware law, it must come from surplus or current net profits. Given we intend to retain minimal profits, any direct dividend would likely not happen unless we had excess capital and perhaps in a later stage decided to distribute to all Shareholders pro rata.

Profit-Sharing Pool and Redemption of Shares

Please see the section entitled "The Offering and Plan of Distribution; Selling Security Holders" for a detailed description of the Program under which Shareholders may request, but are not guaranteed, a Company redemption funded from the Profit-Sharing Pool, subject to applicable law and the other limitations described in this Offering Circular.

ANTI-DILUTION PROTECTIONS

Neither Class A nor Class B Shares have anti-dilution adjustments for future stock issuances. If the Company sells or issues more Shares, both Class A and Class B Shareholders will be diluted.

RIGHTS UPON TERMINATION OF PROGRAM OR DISSOLUTION

If the Company were ever dissolved, any remaining amount in the Profit-Sharing Pool will be distributed, along with other assets, to the Shareholders pro rata.

TAKEOVER IMPLICATIONS

The concentration of Class A ownership with Founders and Insiders means it is nearly impossible for an outsider to take control of the Company through stock acquisition without the consent of the Class A Shareholders. It is unlikely that a hostile takeover would ever occur. Members are largely reliant on the current management to effectively operate the Company.

FUTURE ISSUANCES

We reserve the right to issue additional Class B Shares in the future for various purposes, including raising capital or issuing them to employees as compensation. All such issuances will dilute existing Class B Shareholders’ percentage ownership.

Stock Incentive Plan

The 10,000,000 Class A Shares reserved for the Employee Share Pool will likely be used to grant stock options or restricted stock to employees, directors, and advisors. We have not yet formally adopted a stock option plan, but intend to do so.

SUMMARY OF RIGHTS TABLE

For clarity, here’s a quick table summarizing Class A vs Class B rights:

Right/Feature	Class A Shares	Class B Shares
Voting Power	Yes - 1 vote per share (full voting on applicable matters). Andrew Montgomery and Mark Willoughby currently hold approximately 95.79% of outstanding Class A Shares, and therefore exercise effective voting control.	Greatly limited - generally no vote on standard matters. Advisory votes only in the Member Voting Module, and class vote only if rights are affected.
Economic Rights (dividends)	Equal pro rata right to dividends if declared (none expected).	Same as Class A Shares
Profit-Sharing Pool, Redemptions	Insiders’ shares are not expected to be redeemed often; Insiders are exempt from 5% ownership cap and most have a 2-year lock on redemption of Shares.	Full access to request redemption for cash from Profit-Sharing Pool, subject to limitations. This is the mechanism for them to realize profits. Also subject to 5% ownership cap explained above.
Transferability	Transfers to third parties are generally prohibited unless the Board approves the transfer. There will no public trading of Class A Shares.	Generally, Class B Shares may only be redeemed byt the Company. Transfers are prohibited unless approved by the Board. There will be no public trading of Class B Shares.

CONCLUSION

By becoming a Member, you may become eligible to receive Class B Shares and, if Shares are actually issued to you, become a Class B stockholder of Accrew, Inc. with the limited economic and voting rights described in this Offering Circular. Use of the App alone does not make you an owner of Mbanq or of any Mbanq Partner Bank. Class B Shares are speculative, highly illiquid, subject to dilution, and have no guaranteed redemption or value. Prospective Members should carefully consider these characteristics and consult their own legal, tax, and financial advisers as appropriate.

FINANCIAL STATEMENTS

The following are our audited financial statements for the years ending on December 31, 2024, and December 31, 2025. These statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and audited by Smart Solutions CPA, Inc., an independent registered public accounting firm, who issued an unqualified audit report dated May 13, 2026.

The financial statements include:

  Independent Auditor’s Report;
  Balance Sheets for 2024 and 2025 fiscal years;
  Income Statements (Statements of Operations) for the 2025 and 2024 fiscal years;
  Statements of Changes in Stockholders’ Equity 2025 and 2024 fiscal years;
  Statements of Cash Flows for the 2025 and 2024 fiscal years; and,
  Notes to Financial Statements.

These financial statements should be read in conjunction with the notes thereto and the discussion in "Management’s Discussion and Analysis of Financial Condition and Results of Operations" above. The notes are an integral part of the financial statements and include important information about the Company’s accounting policies, SAFE financing, Profit-Sharing Pool definition, related party contributions, income taxes, and subsequent events.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Accrew, Inc.

Opinion

We have audited the financial statements of Accrew, Inc. (the “Company”), which comprise the Balance Sheets as of December 31, 2025 and 2024, Income Statements, the Statements of Changes in Equity, and Cash Flows for the years then ended and the related Notes to the Financial Statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor's Responsibilities for the Audit of the Financial Statements” section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with Generally Accepted Auditing Standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with Generally Accepted Auditing Standards (GAAS), we:

  Exercise professional judgment and maintain professional skepticism throughout the audit.
  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by the management, as well as evaluate the overall presentation of the financial statements.
  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Noman Tahir, CPA

License: 065.054304

Chicago

State of Illinois

May 13, 2026

.

BALANCE SHEETS

As of December 31, 2024, and 2025 (Audited)

Assets	2025	2024

Current Assets:

Cash and cash equivalents	$ 56,091	$ 98,009
Security deposit		$ -
Total current assets	$ 56,091	$ 98,009

Non-current Assets:

(No non-current assets)	-	-
Total assets	$ 56,091	$ 98,009
Liabilities and Stockholders’ Equity	2025	2024

Current Liabilities:

Accounts payable and accrued liabilities	$ -	$ -

(No material current liabilities)

Total liabilities	$ -	$ -

Stockholders’ Equity:

Common stock (par $0.00001) -	$ 783	$ 75
Additional paid-in capital (APIC)	$ 12,880	$ 13,318
Future equity obligations (SAFE proceeds)	$ 287,705	$ 207,230
Accumulated deficit	$ (245,277)	$ (122,614)
Total stockholders’ equity	$ 56,091	$ 98,009
Total liabilities and equity	$ 56,091	$ 98,009

(The accompanying notes are an integral part of these financial statements.)

INCOME STATEMENTS

(Statements of Operations for the years ended December 31, 2024, and 2025)

	2025	2024
Revenue:	$ -	$ -

Operating Expenses:

- Operating expenses (general & admin, development, etc.)	$ 123,577	$ 20,915
- Marketing and advertising	$ 197	$ 224
Total expenses	$ 123,774	$ 21,139
Operating Loss	$ (123,774)	$ (21,139)

Other Income (Expense):

- Other income (refund, interest)	$ 1,111	$ 13,904
- Interest expense	$ -	$ -
Net loss before income taxes	$ (122,663)	$ (7,235)
Income tax expense (benefit)	$ -	$ -
Net Loss	$ (122,663)	$ (7,235)

(Loss per share data is not presented because the stock was not publicly traded and the share count remained constant; any per-share loss would be nominal given high share count vs losses.)

(The accompanying notes are an integral part of these financial statements.)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(for the years ending on December 31, 2024, and December 31, 2025)

	Common Stock (# shares)	Common Stock (Amount)	Additional Paid in Capital	Future Equity Obligations	Accumulated Deficit	Total
As of December 31, 2023	7,530,000	$75	$13,318	$201,230	$(115,379)	$ 99,244
Issuance of SAFE (future equity)	-	-	-	$ 6,000	-	$ 6,000
Net loss 2024	-	-	-	-	$ (7,235)	$ (7,235)
As of December 31, 2024	7,530,000	$75	$13,318	$207,230	$(122,614)	$ 98,009
Issuance of future equity obligations		-	-	$ 80,475	-	$ 80,475
Reclassification		$678	$(678)	-	-	$ -
Stock Compensation		$30	$240	-	-	$ 270
Net Loss 2025		-	-	-	$ (122,663)	$ (122,663)
As of December 31, 2025	7,830,000	$783	$12,880	$287,705	$(245,277)	$ 56,091

(The accompanying notes are an integral part of these financial statements.)

STATEMENTS OF CASH FLOWS

(for the years ending on December 31, 2024, and December 31, 2025)

Cash Flow Activities	2025	2024

Cash Flows from Operating Activities:

Net loss	$ (122,663)	$ (7,235)

Adjustments to reconcile net loss to net cash from ops:

Employee stock compensation	$ 270	-

- Changes in operating assets & liabilities:

Decrease (Increase) in security deposit	-	$ 10,375 (inflow)
Decrease in accrued liabilities	$ -	$ -
Net cash provided (used) by operating activities	$ (122,393)	$ 3,140

Cash Flows from Financing Activities:

Capital contribution (founder)	$ -	$ -
Proceeds from issuance of SAFEs	$ 80,475	$ 6,000
Net cash provided by financing activities	$ 80,475	$ 6,000
Net increase in cash	$ (41,918)	$ 9,140
Cash at beginning of year	$ 98,009	$ 88,869
Cash at end of year	$ 56,091	$ 98,009
Supplemental disclosure of non-cash financing:	$ -	-
- Expenses contributed as capital (paid by founder)	-	$ -

(The accompanying notes are an integral part of these financial statements.)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Nature of Operations

Accrew, Inc., (the "Company"), was incorporated in the State of Delaware on September 24, 2021. The Company is a financial technology company that aims to provide innovative digital banking solutions to its members in the United States. The Company leverages technology to deliver enhanced rewards, features, and rates, while also empowering members with ownership of banking profits and participation in investment and community-related initiatives. The Company is currently in the process of development and has not yet launched its application to the public or gone live, accordingly, there have been no revenue-generating activities as of the balance sheet date.

Note 2 - Summary of Significant Accounting Policies

Basis of Accounting

The preparation of these financial statements and accompanying notes in conformity with United States of America Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Risk and Uncertainty

The Company’s operations are subject to risks related to successful product launch, user adoption, dependence on banking and technology partners, regulatory compliance, cybersecurity, consumer spending levels, and the ability to raise sufficient capital. Adverse developments in these areas, or in general economic conditions, could materially affect the Company’s financial condition, liquidity, and results of operations.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and cash in hand. It also includes short-term investments with original maturities of three months or less from the date of purchase, except for those amounts that are held in the investment portfolio which are invested for long-term purposes.

Deferred tax

Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. Deferred tax assets are reported net of a valuation allowance when it is more likely than not that a tax benefit will not be realized.

Stock-based compensation

The Company accounts for employee equity awards in accordance with ASC 718. The Company has granted employees the right to receive shares of the Company’s Class A common stock, subject to the terms of executed employee equity agreements. The Company recognizes the fair value of equity awards granted as compensation expense over the vesting period. The fair value of common stock awards is measured at the grant date and recognized as compensation expense over the requisite service period, generally on a straight-line basis, as the related shares vest or become issuable. Shares that are fully vested upon issuance are expensed at the grant date or issuance date, as applicable. Unvested or unissued shares subject to continued service are expensed over the applicable vesting period. Upon issuance of vested common shares, the Company records the related equity in common stock and additional paid-in capital, as applicable. For awards forfeited before vesting, the Company reverses previously recognized compensation expense to the extent required under ASC 718. The Company recognizes related tax effects, including deferred tax assets or liabilities, as appropriate.

Other Income

Other income is recognized when it is earned and when collection is reasonably assured and the Company’s right to receive payment is established under the terms of the arrangement.

Marketing and advertising

The Company expenses marketing and advertising costs as incurred. Advertising and promotion expenses for the year ended December 31, 2025, and 2024 were $197 and $224, respectively.

Income taxes

The Company has elected to be taxed as a C-Corporation under the Internal Revenue Code and, as such, is subject to U.S. federal and state income taxes on its taxable income. The provision for income taxes consists of current tax expense as well as deferred tax expense or benefit, which results from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be realized or settled.

Note 3 - Cash and cash equivalents

2025	2024
$ 56,091	$ 98,009
$ 56,091	$ 98,009

Bank Balances

3.1	Bank balances include balances maintained in business checking account at Blue Vine Banking, generating an interest at a rate of 1.3% per annum.

Note 4 - Common Stock

During the year ended December 31, 2025, the Company amended and restated its Certificate of Incorporation to increase the number of authorized shares of common stock from 10,000,000 shares to 80,000,000 shares and to change the par value of common stock from $0.00001 per share to $0.0001 per share. The par value change resulted in a reclassification within stockholders’ equity from additional paid-in capital to common stock, with no impact on total stockholders’ equity.

As of December 31, 2025, a total of 7,830,000 shares of Class A common stock were outstanding, which were owned as follows:

Name of Shareholder	No. of Shares	Shareholding Percentage
Andrew Montgomery	5,100,000	65.13%
Mark Willoughby	2,400,000	30.65%
Andy Lai	300,000	3.83%
Michelle Phanthongphay	30,000	0.38%

As of December 31, 2025, no shares of Class B common stock had been issued (see Note 5 - Stock Compensation and Note 6 below regarding the Company’s planned Regulation A, Tier 2 offering of Class B common stock).

Shares of Class A common stock have the following rights and privileges:

Voting - The holder of each share of common stock is entitled to one vote per share held.

Dividends - Common stockholders are entitled to receive dividends, if and when declared by the Management, subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends.

Class B common stock (Regulation A Offering)

On December 22, 2025, the Company's Board of Directors approved a Regulation A, Tier 2 offering of up to 40,000,000 shares of its Class B common stock. The Class B Shares are non-voting except as required by law. As of December 31, 2025, no shares have been issued under this offering, and the offering had not yet been qualified by the U.S. Securities and Exchange Commission.

Note 5 - Stock Compensation

On November 12, 2025, the Board of Directors of Accrew, Inc. approved an equity award of 1,200,000 shares of common stock to the Company’s Chief Technology Officer, subject to a multi-year vesting schedule with annual service-based vesting tranches. The award vests in four equal annual tranches of 300,000 shares each. The first tranche is fully vested upon issuance after the effective date, and the remaining three tranches vest on the first, second, and third anniversaries of the effective date, subject to continued service. The Company recorded $270 of compensation expense related to stock vested in fiscal year 2025. As of December 31, 2025, the total compensation expense not yet recognized related to non-vested stock was $810.

The Company estimated the fair value of equity awards on the date of grant using the Probability-Weighted Expected Return Method (“PWERM”) and Option Pricing Method (“OPM”) valuation model and the following assumptions:

Fair value of Common Stock: 2025

Assumption	Value
Pre-DLOM fair value per share	$ 0.0015
Expected time to liquidity event	5 years
Risk-free interest rate	4.20%
Expected volatility of the Company’s stock	72.5%
Discount for Lack of Marketability (DLOM)	39%
Fair value of Common Stock per share	$ 0.0009

Note 6 - Future Equity Obligations

The Company had issued Simple Agreements for Future Equity ("SAFEs") as a form of financing. These instruments do not have a stated maturity date, do not accrue interest, and remain outstanding until a defined triggering event occurs.

Under the terms of the SAFEs, the holders are entitled to receive equity in the Company upon the occurrence of a qualified equity financing, at a conversion price reflecting a 85% discount to the price paid by investors. In the event of a liquidity or dissolution event, holders are entitled to receive either a cash-out amount equal to the original investment or the value of equity at the discounted price, subject to liquidation preferences.

As of December 31, 2025 and 2024, no SAFEs have been converted, terminated, or otherwise settled, and all remain outstanding in accordance with their terms.

Note 7 - Operating Expenses

	2025 ($)	2024 ($)
Software and platform charges (7.1)	62,051	10,351
Contract Labor	21,832	5,558
Memberships and Subscriptions	3,123	2,321
Insurance	1,689	1,708
Legal and professional	34,440	-
Employee stock compensation	270	-
Miscellaneous	172	977
Total	$ 123,577	$ 20,915

7.1 During 2025, the Company entered into arrangements with a third-party banking-as-a-service provider in connection with the planned launch of its financial technology platform. In connection with the arrangement, the Company paid approximately $50,000 as a non-refundable upfront co-pay/set-up fee to access a financial assistance/value package and related hosted BAAS services (see also Note 12 - Contingencies and Commitments).

Note 8 - Marketing and Advertising

2025	2024
$ 197	$ 224

Marketing and Advertising

	2025	2024
Refund on contract termination (9.1)	$ 0	$ 12,000
Interest income	$ 1,111	$ 1,904
	$ 1,111	$ 13,904

Note 9 - Other Income

9.1	This amount was returned by the Solid Financial as a result of termination of contract. These obligations were initially recognized as expense in prior reporting years.

Note 10 - Income Taxes

The provision for income tax is summarized below:

10.1	Current and deferred tax expense
	2025	2024

Current tax:

-	Federal	$ 0.00	$ 0.00
-	State	$ 0.00	$ 0.00
Total Current Tax Expense	$ 0.00	$ 0.00

Deferred tax:

Deferred tax (income)/expense	$ (36,431)	$ (2,149)
Deferred tax assets valuation allowance	$ 36,431	$ (2,149)
Income tax expense (net)	$ -	-
10.2	Deferred tax asset / (liability)
	2025	2024

The net deferred tax asset or liability include the following:

Deferred tax asset	$ 38,580	$ 2,149
Deferred tax liability	-	-
	$ 38,580	$ 2,149
Less: Deferred tax assets valuation performance	$ (38,580)	$ (2,149)
Net deferred tax asset	$ -	$ -

A valuation allowance totaling $38,580 as of the year-end has been established for deferred income tax assets primarily related to unused tax loss carryforwards that may not be realized. Realization of the net deferred income tax assets is dependent on generating sufficient taxable income prior to their expiration.

10.3	Schedule of temporary differences

Temporary differences that give rise to the net deferred tax asset as of 2024 and 2023 year-ends are as follows:

	2025	2024
Unused tax loss	$ (38,580)	$ (2,149)
Deferred tax asset	$ (38,580)	$ (2,149)
Less: Deferred tax assets valuation performance	$ 38,580	$ 2,149
Net deferred tax asset	$ -	$ -

Note 11 - Related Party Transactions

Transactions with related parties	Relationship	2025	2024
SAFE issued - Andrew Montgomery	CEO/Chairman of Board	$ 80,475	$ -
Contract Labor - Andy Lai	Shareholder (Chief Technology Officer)	$ 21,807	$ -

Note 12 - Contingencies and commitments

12.1 Contingencies

There were no material contingencies known as of the date of the balance sheet.

12.2 Commitments

During the year ended December 31, 2025, the Company entered into a Banking-as-a-Service (“BaaS”) and strategic platform services agreement with a third-party provider to support the Company’s financial services operations, including banking infrastructure, payment processing, compliance support, card issuance, customer onboarding, and related technology services.

Under the agreement, the Company is subject to implementation fees, minimum monthly service fees, transaction-based processing charges, and other usage-based costs. The agreement includes implementation fees of approximately $500,000 and minimum monthly service commitments of approximately $15,000.

In connection with the agreement, the Company may receive implementation support and financial assistance from the service provider. Such amounts are recoverable through future economic participation and interchange-related revenues generated by the platform, which management evaluates under U.S. GAAP for appropriate accounting treatment.

Note 13 - Concentration of credit risk

The financial instruments that potentially subject the Company to credit risk include cash at the bank. The Company’s cash balances are maintained at a reputed financial institution where the accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. As of December 31, 2025, the Company had no uninsured cash deposits. The Company believes that these assets are not exposed to any significant credit risk.

Note 14 - Pre-launch Operations

The Company was incorporated in 2021 and has since been focused on building its platform and developing innovative banking features for its members in the U.S. In 2023, the Company initiated a SAFE funding round, which continued into 2024 and 2025 to support product development and operational setup.

As of December 31, 2025, the Company had not commenced live operations and, accordingly, did not generate revenue during the period. The Company remains in its pre-operational stage while progressing toward the launch of its member-focused financial technology platform.

The Company intends to pursue a Regulation A (Reg A) funding round to further support its launch and growth initiatives. With its emphasis on member empowerment, financial enlightenment, and technology-driven banking features, the Company expects to commence revenue-generating activities in future periods once its platform goes live.

Note 15 - Subsequent Events

The Company evaluated subsequent events through May 13, 2026, which is the date the financial statements were available to be issued. The Company determined that there were no material subsequent events requiring recognition or disclosure in the financial statements.

Note from the Company

These financial statements and notes provide a snapshot of Accrew’s financial position as of year-end 2025, when it was pre-revenue, and they reflect the Company’s SAFE financing (including a 2025 SAFE investment by its CEO), a stock-based compensation award to its Chief Technology Officer, and a new banking-as-a-service and strategic platform services commitment entered into during 2025. Prospective investors should note that past financial results primarily reflect development-stage expenses and do not indicate how the Company will perform once operational. The absence of revenue, the increased net loss, the decline in cash to $56,091, and the Company’s new fixed and minimum payment commitments described in Note 12 are each factors that should be considered together with “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. The successful execution of our business plan (and thus improvement of financial results) depends on the success of this offering.

UNAUDITED INTERIM FINANCIAL INFORMATION (FROM JANUARY 1, 2026 TO JUNE 30, 2026)

The following unaudited interim financial information has been prepared by management and applies to the time period from January 1, 2026, to June 30, 2026. This interim financial information has not been audited or reviewed by an independent registered public accounting firm and should be read together with our audited financial statements as of and for the years ended December 31, 2025, and December 31, 2024, and the related notes, included above. In the opinion of management, this interim financial information is a fair presentation of the Company's financial position as of June 30, 2026. Financial information for the six-month period are not necessarily indicative of results to be expected for the full year ending December 31, 2026.

Interim Balance Sheet (Unaudited)

Assets	January 1 - June 30, 2026 (unaudited)	2025 (audited)

Current Assets:

Cash and cash equivalents	$34,381	$ 56,091
Total current assets	$34,381	$ 56,091

Non-current Assets:

(No non-current assets)	-	-
Total assets	$34,381	$ 56,091
Liabilities and Stockholders’ Equity	January 1 - June 30, 2026 (unaudited)	2025 (audited)

Current Liabilities:

Accounts payable and accrued liabilities	$ -	$ -
(No material current liabilities)	$ -
Total liabilities	$ -	$ -

Stockholders’ Equity:

Common stock	$ -	$ 783
Additional paid-in capital (APIC)	$ 13,318	$ 12,880
Owner's Equity	$ 75.20	-
Future equity obligations (SAFE proceeds)	$331,705 †	$ 287,705
Accumulated deficit	$(310,717)	$ (245,277)*
Total stockholders’ equity	$34,381	$ 56,091
Total liabilities and equity	$34,381	$ 56,091

† Future equity obligations (SAFEs) — pending disclosure. From January 1, 2026, to June ,30, 2026, the Company raised approximately $44,000 of additional proceeds using SAFEs, bringing the cumulative total raised since 2022 to $331,705. As of the date of this Offering Circular, the Company has not yet confirmed the identity of the investor(s) in this additional SAFE financing or whether any such investor is an Insider (as defined in "Interest of Management and Others in Certain Transactions"), and accordingly has not yet made a related-party determination with respect to this transaction. This disclosure, including any required related-party transaction disclosure, will be completed and this amendment updated accordingly before it is filed with the Commission.

* The amounts presented above for common stock, additional paid-in capital, and accumulated deficit as of December 31, 2025, reflect two adjusting entries recorded in connection with the Company's fiscal year 2025 audit (an aggregate net effect of less than $1,000, consisting of a $270 stock-based compensation entry and a $678 reclassification between common stock and additional paid-in capital related to the Company's Amended and Restated Certificate of Incorporation). These adjustments had not yet been recorded in the Company's internal bookkeeping records as of June 30, 2026. Management intends to record them in the ordinary course; however, they are not reflected in the June 30, 2026, calculations.

Basis of Presentation

This unaudited condensed interim balance sheet was prepared on the accrual basis from management-provided accounting records and should be read together with the audited December 31, 2025 financial statements and related notes.

Common stock and additional paid-in capital reflect management's representation that those balances were unchanged from December 31, 2025. The prior-period accumulated deficit and the six-month 2026 net loss are combined within accumulated deficit.

SAFE instruments remain presented within stockholders' equity, consistent with management's requested carryforward treatment. Final classification under applicable U.S. GAAP should be confirmed by the independent accountant in the Company's year end financial statements.

Management represented that all expenses incurred through June 30, 2026 were paid and that no accounts payable remained outstanding Baat period end. No net deferred tax asset is presented because the assumed deferred tax asset is fully offset by a valuation allowance.

Interim Statement of Operations (Unaudited)

Accrew, Inc.	Six Months Ended June 30, 2026 (Unaudited)
Revenue	$0

Operating Expenses

Contract labor	$13,440
Legal and accounting services	$22,190
Platform fees	$25,508
Memberships, subscriptions, and general business expenses	$1,160
Insurance	$710
Software and apps	$2,300
Sales and marketing	$48
Commissions and fees	$3
Franchise taxes	$668
Total Operating Expenses	$66,027
Net Operating Loss	$(66,027)
Other income (interest earned)	$318
Net Loss	$(65,709)

The unaudited interim expense categories above are presented as recorded in the Company's internal bookkeeping records and differ in presentation from the categories used in the audited financial statements above (for example, "franchise taxes" and "commissions and fees" did not appear as separate captions in fiscal year 2025). Management expects to conform interim and annual expense presentation in future periods. No revenue was generated during the six months ending June 30, 2026, consistent with the Company's pre-revenue, pre-launch status described elsewhere in this Offering Circular.

Basis of Presentation

This unaudited condensed interim statement was prepared on the accrual basis from management-provided accounting records. It should be read together with the audited financial statements and related notes for the year ended December 31, 2025.

No income tax benefit is recognized in this interim presentation. Based on cumulative losses and the absence of sufficient positive evidence of realization, net deferred tax assets are assumed to be fully offset by a valuation allowance, subject to the independent accountant's final ASC 740 analysis.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Amended & Restated Certificate of Incorporation of Accrew, Inc.
2.2	Bylaws
6.1	Mbanq Banking as a Service Agreement
6.2	Kore Transfer Agent Agreement
12	Opinion regarding Legality

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, Chicago, Illinois, on September 18, 2026.

ACCREW, INC.

By:	/s/ Andrew Montgomery
Name:	Andrew Montgomery
Title:	Chairman of the Board of

Directors and Chief

Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Montgomery

Chairman of the Board & CEO

09/18/2026

/s/ Mark Willoughby

Secretary and Treasurer of the Board

09/18/2026

/s/ Barbara Montgomery

Director of the Board

09/18/2026